                                                                      Annex I

                            ASSET PURCHASE AGREEMENT
                                   DATED AS OF
                                OCTOBER 26, 1993
                                     BETWEEN
             FRAMINGHAM CABLEVISION ASSOCIATES, LIMITED PARTNERSHIP
                                       AND
                              CABLEVISION MFR, INC.
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                                TABLE OF CONTENTS
     1.   Definitions. . . . . . . . . . . . . . . . . . .      1
     2.   Assets Sold and Purchased. . . . . . . . . . . .      7
              2.1   System Assets. . . . . . . . . . . . .      7
              2.2   Assumption of Liabilities. . . . . . .      9
              2.3   Purchase Price; Escrow Fund and Accounts
                    Receivable . . . . . . . . . . . . . .      9
              2.4   Adjustments to Purchase Price. . . . .     13
              2.5   Appraisal and Allocation of Purchase
                    Price. . . . . . . . . . . . . . . . .     16
     3.   Closing Date and Place . . . . . . . . . . . . .     17
             3.1    Closing. . . . . . . . . . . . . . . .     17
     4.   Seller's Representations and Warranties. . . . .     17
              4.1   Organization of Seller . . . . . . . .     17
              4.2   Seller's Authority . . . . . . . . . .     17
              4.3   Authorizations and CATV Instruments. .     19
              4.4   Real Property. . . . . . . . . . . . .     19
              4.5   Easements and Rights-of-Way. . . . . .     20
              4.6   Tangible Personal Property . . . . . .     20
              4.7   Contracts; No Defaults . . . . . . . .     21
              4.8   Approvals and Consents . . . . . . . .     21
              4.9   Financial Statements; No Material Adverse
                    Change . . . . . . . . . . . . . . . .     22
              4.10  Acquired Accounts Receivable . . . . .     22
              4.11  Information Sheet; Competing Franchises    23
              4.12  Compliance with Laws, Regulations and
                    Reporting. . . . . . . . . . . . . . .     24
              4.13  Environmental Matters. . . . . . . . .     24
              4.14  FCC Matters. . . . . . . . . . . . . .     25
              4.15  Copyright Matters. . . . . . . . . . .     26
              4.16  Claims and Litigation. . . . . . . . .     26
              4.17  Employees; Compensation; Unions. . . .     26
              4.18  Insurance. . . . . . . . . . . . . . .     27
              4.19  Patents and Copyrights . . . . . . . .     27
              4.20  Rates. . . . . . . . . . . . . . . . .     27
              4.21  Special Agreements . . . . . . . . . .     27
              4.22  Taxes. . . . . . . . . . . . . . . . .     28
              4.23  Capital Commitments. . . . . . . . . .     28
              4.24  Financing Commitments. . . . . . . . .     28

     5.   Buyer's Representations. . . . . . . . . . . . .     29
              5.1   Organization and Standing of Buyer . .     29
              5.2   Authority to Execute and Consummate
                    Agreement. . . . . . . . . . . . . . .     29
              5.3   Exchange Act Compliance. . . . . . . .     29
              5.4   Fitness as Franchisee. . . . . . . . .     30

                                       -i-
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     6.   Additional Covenants . . . . . . . . . . . . . .     30
              6.1   Negative Covenants of Seller . . . . .     30
              6.2   Affirmative Covenants of Seller. . . .     31
              6.3   Affirmative Covenants of Buyer . . . .     32
              6.4   Access to Information. . . . . . . . .     34
              6.5   Notification . . . . . . . . . . . . .     34
              6.6   Right to Cure; Purchase Price Adjustment   35
              6.7   Closing Conditions . . . . . . . . . .     35

     7.   Conditions of Buyer's Obligations. . . . . . . .     36
              7.1   Consents . . . . . . . . . . . . . . .     36
              7.2   No Material Adverse Changes. . . . . .     37
              7.3   Representations and Covenants. . . . .     38
              7.4   Legal Proceedings. . . . . . . . . . .     38
              7.5   Deliveries at Closing. . . . . . . . .     38
              7.6   HSR Act Waiting Period . . . . . . . .     38
              7.7   Cash Flow. . . . . . . . . . . . . . .     39
              7.8   Number of Subscribers. . . . . . . . .     39

     8.   Conditions of Seller's Obligations . . . . . . .     39
              8.1   Consents . . . . . . . . . . . . . . .     39
              8.2   Representations and Covenants. . . . .     39
              8.3   Legal Proceedings. . . . . . . . . . .     40
              8.4   Deliveries at Closing. . . . . . . . .     40
              8.5   HSR Act Waiting Period . . . . . . . .     40

     9.   Seller's Deliveries at Closing . . . . . . . . .     40
              9.1   Deeds, Documents of Conveyance and
                    Transfer . . . . . . . . . . . . . . .     40
              9.2   Power of Attorney. . . . . . . . . . .     41
              9.3   Ancillary Agreements . . . . . . . . .     41

     10.  Buyer's and CSC's Deliveries at Closing. . . . .     41
              10.1  Ancillary Agreements . . . . . . . . .     41
              10.2  Guaranty . . . . . . . . . . . . . . .     41
              10.3  Registration Rights Agreement. . . . .     41
              10.4  Opinion of Counsel . . . . . . . . . .     41
              10.5  Other Documents. . . . . . . . . . . .     41
              10.6  Assumption of Assumed Liabilities;
                    Other Documents. . . . . . . . . . . .     41
              10.7  Payment. . . . . . . . . . . . . . . .     42

     11.  Brokerage Fees . . . . . . . . . . . . . . . . .     42

     12.  Indemnification by Seller and Buyer. . . . . . .     42
              12.1  Seller's Indemnification Liability . .     42
              12.2  Buyer's Indemnification Liability. . .     44
              12.3  Procedures . . . . . . . . . . . . . .     44
              12.4  Payment of Indemnification Liabilities     45
              12.5  Exclusive Remedy . . . . . . . . . . .     45
              12.6  Limitations on Seller's Indemnity
                    Obligation . . . . . . . . . . . . . .     46
              12.7  Non-recourse to Seller's Partners. . .     46



                                      -ii-

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     13.  Preservation of Records. . . . . . . . . . . . .     47

     14.  Non-Assignable Contracts . . . . . . . . . . . .     47

     15.  Survival of Obligations. . . . . . . . . . . . .     47

     16.  Termination. . . . . . . . . . . . . . . . . . .     48

     17.  Miscellaneous. . . . . . . . . . . . . . . . . .     49
              17.1  Liability of Buyer . . . . . . . . . .     49
              17.2  Indulgences, Etc.. . . . . . . . . . .     49
              17.3  Controlling Law. . . . . . . . . . . .     49
              17.4  Notices. . . . . . . . . . . . . . . .     50
              17.5  Exhibits and Schedules . . . . . . . .     50
              17.6  Binding Nature of Agreement; No
                    Assignment . . . . . . . . . . . . . .     50
              17.7  Execution in Counterparts. . . . . . .     51
              17.8  Severability . . . . . . . . . . . . .     51
              17.9  Entire Agreement . . . . . . . . . . .     51
              17.10 Section Headings . . . . . . . . . . .     52
              17.11 No Third Party Rights. . . . . . . . .     52
              17.12 Expenses . . . . . . . . . . . . . . .     52
              17.13 Further Assurances . . . . . . . . . .     52
              17.14 Confidential Information . . . . . . .     52
              17.15 Bulk Transfer. . . . . . . . . . . . .     53
              17.16 Public Announcements . . . . . . . . .     53

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                                LIST OF SCHEDULES

      SCHEDULE                     DESCRIPTION
        1.3                     Acquired Accounts Receivable
        1.8                     Assumed Liabilities
        1.30                    Excluded Assets
        1.45                    Programming Contracts
        4.2                     Exceptions to Seller's Authority
        4.3                     Exceptions to Authorizations & CATV Instruments
        4.4                     Real Property
        4.4.1                   Encumbrances
        4.5                     Easements and Rights-of-Way
        4.6                     Tangible Personal Property
        4.6.1                   Exceptions to Title on Tangible Personal
                                Property
        4.7                     Business Contracts
        4.8                     Approvals and Consents
        4.9                     Financial Statements
        4.11(a)                 Information Sheet; Technical and Business
                                Information
        4.11(b)                 Information Sheet; Retransmission Commitments
        4.11(c)                 Information Sheet; Competing Franchises
        4.12                    Exception to Seller's Compliance with Laws
        4.13                    Hazardous Materials
        4.14                    FCC Matters
        4.16                    Claims and Litigation
        4.17                    Employee; Compensation; Unions
        4.18                    Insurance Policies
        4.19                    Patents and Copyrights
        4.21                    Special Agreements
        4.22                    Taxes
        4.23                    Capital Commitments
        4.24                    Financing Commitments
        5.2                     Exception to Buyer's Authority


                                      -iv-
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                                LIST OF EXHIBITS

     EXHIBIT                       DESCRIPTION

        A                List of Communities served by the CATV System

        B                List of cable television franchises

        C                Form of Escrow Agreement

        D                [intentionally omitted]

        E                Form of Indemnification Note

        F                Form of Bill of Sale and Assignment

        G                Form of Opinion of Seller's counsel

        H                Form of Opinion of Seller's FCC counsel

        I                Form of Non-Compete Agreements

        J                Form of Opinion of Buyer's counsel

        K                Form of Senior Subordinated Note

        L                Form of Guaranty

        M                Form of Registration Rights Agreement

                            ASSET PURCHASE AGREEMENT

                         THIS AGREEMENT, dated as of October 26, 1993, by and
between FRAMINGHAM CABLEVISION ASSOCIATES, LIMITED PARTNERSHIP, a Delaware limited partnership ("Seller"), and Cablevision MFR, Inc., a Delaware corporation ("Buyer").
                              W I T N E S S E T H :

                         WHEREAS, Seller owns and operates the cable television
system, and business in respect thereof, in the communities listed on Exhibit A, pursuant to the cable franchises listed on Exhibit B (collectively referred to herein as the "System"); and

                         WHEREAS, Seller desires to sell, and Buyer desires to
purchase, on the terms and subject to the conditions contained in this Agreement, the System, together with those franchises, assets, contracts and rights used by Seller in connection with the System, all in accordance with and subject to the terms and conditions set forth herein;

                         NOW, THEREFORE, in consideration of the mutual promises
each to the other made herein, the parties hereto, intending to be legally bound, hereby agree as follows:

        1. DEFINITIONS. The following terms, as used herein, shall, except where the context otherwise requires, have the meanings specified in this Section 1 (such definitions to be equally applicable to the singular and plural forms of the term defined):

                         1.1  "ACCOUNTS RECEIVABLE" - All accounts receivable of
Seller relating to the System.

                         1.2  "ACCOUNTS RECEIVABLE PRICE" - An amount equal to
98% of the face value of the Acquired Accounts Receivable.

                         1.3  "ACQUIRED ACCOUNTS RECEIVABLE" - All Accounts
Receivable (i) relating to Subscriber Accounts Receivable and (ii) those other Accounts Receivable set forth on Schedule 1.3, that, in each case, are not in excess of 61 days past due, but specifically excluding all

Advertising Accounts Receivable and any Accounts Receivable other than those relating to Subscriber Accounts Receivable and other than those set forth on
Schedule 1.3. For purposes of this Section 1.3, the number of days past due of Accounts Receivable shall be determined from the last day of the period for which the applicable billing for services for that period is made. Accounts Receivable which are past due pending the resolution of a BONA FIDE dispute and are in arrears in an amount of $10 or less shall not be considered past due for purposes of this Section 1.3, except to the extent of the amount subject to such BONA FIDE dispute.

                         1.4  "ADJUSTMENT DATE" - As defined in Section 2.4(e).

                         1.5  "ADVERTISING ACCOUNTS RECEIVABLE" - All Accounts
Receivable relating to the sale of advertising.

                         1.6  "AGREEMENT" - This Asset Purchase Agreement, as
the same may be amended or modified in accordance with the terms hereof.

                         1.7  "ANCILLARY AGREEMENTS" - The Escrow Agreement, the
Indemnification Escrow Agreement and the Non-Compete Agreements.

                         1.8  "ASSUMED LIABILITIES" - All debts, liabilities and
obligations relating directly or indirectly to the System and arising from operation or ownership of the System from and after the close of business on the Closing Date, Seller's liability immediately prior to the close of business on the Closing Date for advance payments and for deposits plus interest accrued under state law, and any other debt, liability or obligation set forth on
Schedule 1.8.

                         1.9  "AUDITED FINANCIAL STATEMENTS" - As defined in
Section 4.9.

                         1.10 "AUTHORIZATIONS" - All franchises, permits,
licenses, consents and other authorizations from governmental authorities and utilities pursuant to which the System is owned and operated including, without limitation, the instruments pursuant to which such Authorizations are granted.

                         1.11 "BASIC SERVICE RATE" - The rate charged by the
Seller for Basic Service, as set forth on Schedule 4.11(a), offered by the System in a given community.

                         1.12 "BASIC SUBSCRIBERS" - The sum of (i) the number of
Subscribers in individually billed residential units, (ii) the quotient of (x) the total billings (excluding pay-TV and pay-per-view charges) of the Seller to all Subscribers in commercial venues or bulk billed multiple residential units for the month during which the Closing occurs, divided by (y) the sum of Seller's Basic Service Rate and Satellite Tier Rate for CATV services to residential units in effect at the Closing Date. For purposes of determining Basic Subscribers, the number calculated pursuant to (ii) above shall not exceed 175.
                         1.13 "BUSINESS CONTRACT" - As defined in Section 4.7.

                         1.14 "BUSINESS DAY" - Any Monday, Tuesday, Wednesday,
Thursday or Friday, other than a Federal holiday in the United States.

                         1.15 "BUYER" - Cablevision MFR, Inc., a Delaware
corporation and a wholly-owned subsidiary of Cablevision Systems Corporation, a Delaware corporation.

                         1.16 "CASH FLOW" - Shall mean for any fiscal period,
the aggregate net income of Seller for such period after restoring thereto amounts deducted for (a) depreciation, (b) amortization, (c) interest expense,
(d) Taxes based on income, (e) costs incurred in connection with this Agreement and the transactions hereunder (including, without limitation, (A) any one-time severance or bonus payments made by Seller to employees of Seller and (B) any one-time payments made by Seller to employees of Seller in satisfaction of accrued vacation and accrued sick-days, and (f) payments, if any, made in respect of management fees paid to the general partners of Seller, and (g) seasonal cash flow items in the amount of $30,835 each of (a) through (g) as determined in accordance with GAAP.

                         1.17 "CASH PURCHASE PRICE" - As defined in Section
2.3(a).

                         1.18 "CATV" - Cable television.

                         1.19 "CATV INSTRUMENTS" - The instruments granting the
Authorizations.

                         1.20 "CLOSING" and "CLOSING DATE" - As defined in
Section 3.1.

                         1.21 "CLOSING DATE CASH FLOW" - As defined in Section
7.7.

                         1.22 "CODE" - The Internal Revenue Code of 1986, as
amended, and the regulations promulgated thereunder.

                         1.23 "DEDUCTIBLE" - As defined in Section 12.6.

                         1.24 "ENVIRONMENTAL REQUIREMENTS" - As defined in
Section 4.13.

                         1.25 "ENCUMBRANCES" - Any and all mortgages, security
interests, liens, claims, pledges, restrictions, leases, title exceptions, rights of others, charges or other encumbrances.

                         1.26 "ERISA" - The Employee Retirement Income Security
Act of 1974, together with all rules and regulations promulgated thereunder, as such may be in effect from time to time.

                         1.27 "ESCROW AGREEMENT" - The escrow agreement, dated
as of the date hereof, among Seller, Buyer and the Escrow Agent with respect to the Escrow Fund, a copy of which is attached hereto as Exhibit C.

                         1.28 "ESCROW FUND" - As defined in Section 2.3(b).

                         1.29 "EXCHANGE ACT" - The Securities Exchange Act of
1934, as amended.

                         1.30 "EXCLUDED ASSETS" - All cash and cash equivalents
(whether on hand, in bank accounts, or elsewhere) of the Seller, all partnership, tax (other than real property and state personal property tax) and financial records of the Seller, all Accounts Receivable other than the Acquired Accounts Receivable, all assets of the Seller other than the System Assets, all proprietary computer software licensed to Seller by third parties pursuant to non-assignable licenses, all rights of Seller hereunder and under the Ancillary Agreements, all claims for tax abatements in respect of periods prior to the close of business on the Closing Date, all claims for tax refunds and previously paid taxes, all insurance contracts of the Seller and all claims thereunder, all rights and obligations under Programming Contracts and management and consulting agreements of any type, all bonds, letters of credit or other security instruments provided by Seller, all amounts held in escrow under the National Cable Television Co-Operative agreement with the Seller or its affiliates relating to programming, all proceeds, if any, resulting from actions brought by Seller, pending at the Closing Date, to the extent, but only to the extent, such proceeds relate to or are attributable to Seller's ownership, operation or control of the System or any System Assets prior to the close of business on the Closing Date, and those assets set forth on Schedule 1.30.

                         1.31 "FCC" - The Federal Communications Commission.

                         1.32 "FINANCIAL STATEMENTS" - As defined in Section 4.9
and attached hereto as Schedule 4.9.


                         1.33 "GAAP" - Generally accepted accounting principles
as applied in the United States of America.

                         1.34 "INDEMNIFICATION ESCROW AGREEMENT" - The form of
indemnification escrow agreement to be entered into as of the Closing Date among Seller, Buyer and the Escrow Agent with respect to the Indemnification Note will be agreed upon by the parties prior to the Closing Date and shall be in form and substance reasonably satisfactory to the parties.

                         1.35 "INDEMNIFICATION NOTE" - The indemnification note
in the principal amount of $890,000 and otherwise in the form attached hereto as Exhibit E.

                         1.36 "INDEMNIFICATION PERIOD" - The period commencing
at the close of business on the Closing Date and ending at midnight on the date of the fifteen-month anniversary of the Closing Date.

                         1.37 "INDEMNITEE" -  As defined in Section 12.3.

                         1.38 "INDEMNITOR" -  As defined in Section 12.3.

                         1.39 "MATERIAL ADVERSE EFFECT" - As defined in Section
4.2.

                         1.40 "NEW SUBSCRIBER" - As defined in Section 2.4(d).

                         1.41 "NON-COMPETE AGREEMENTS" - As defined in
Section 9.1(g) and substantially in the forms attached hereto as Exhibit I.

                         1.42 "OBJECTION NOTICE" - As defined in Section 2.4(b).

                         1.43 "OTHER RECEIVABLES" - As defined in
Section 2.3(c).

                         1.44 "PRIME RATE" - The interest rate announced from
time to time as the prime rate of Bankers Trust Company in New York, New York.

                         1.45 "PROGRAMMING CONTRACTS" - Those contracts pursuant
to which Seller purchases programming for use in the System including, without limitation, those programming contracts referred to in Schedule 1.45.

                         1.46 "PURCHASE PRICE" - As defined in Section 2.3(a).

                         1.47 "PURCHASE PRICE ADJUSTMENT" - As defined in
Section 2.4(c).

                         1.48 "REAL PROPERTY" - As defined in Section 4.4 and
listed on Schedule 4.4.

                         1.49 "RECORDS" - As defined in Section 2.1(g).

                         1.50 "RIGHT" - As defined in Section 17.2.

                         1.51 "SATELLITE TIER RATE" - The rate charged by the
Seller for Satellite Tier Service, as set forth on Schedule 4.11(a), offered by the System in a given community.

                         1.52 "SELLER" - Framingham Cablevision Associates,
Limited Partnership, a Delaware limited partnership.

                         1.53 "SENIOR SUBORDINATED NOTE" - The senior
subordinated note in the principal amount of $8,842,100 and otherwise in the form attached hereto as Exhibit K.

                         1.54 "SUBSCRIBER" - Any person or entity at any given
time that is paying for and receiving any level of CATV service from Seller who
(v) is supplied CATV signals by the System, (w) has paid for at least one month's CATV service to Seller at standard rates for any level of the service,
(x) has an account that is not more than 61 days past due (except for amounts which are past due pending the resolution of a BONA FIDE dispute or past due amounts of $10 or less, provided such account is otherwise current), (y) has not requested disconnection and (z) if such person has been sent a disconnect notification by Seller prior to the Closing, pays all amounts past due within 30 days after the Closing and is not disconnected. For purposes of this Section 1.54, the determination of "standard rates" shall be made by reference to the various rates listed on Schedule 4.11(a) for the month prior to the Closing Date. The definition of "Subscriber" in this Section 1.54 shall include each person or entity supplied CATV signals by the System pursuant to a special payment plan for delinquent accounts, so long as payments pursuant to such plan are not more than 15 days past due and that the number of

Subscribers paying pursuant to such plans shall not at any time exceed 200. For purposes of this Section 1.54 the number of days past due of a Subscriber Accounts Receivable shall be determined from the last day of the period for which the applicable billing for services for that period is made.

                         1.55 "SYSTEM" - As defined in the first WHEREAS clause
above.

                         1.56 "SYSTEM ASSETS" - All assets of the Seller
essential to or used in connection with the ownership or operation of the System, including, without limitation, those set forth in Section 2.1, and all electronic devices, taps, trunk and distribution cables, amplifiers, power supplies, conduits, vaults and pedestals, grounding and pole hardware, drop lines and related fittings, all to the extent owned or leased by Seller and used in connection with the System, BUT excluding the Excluded Assets.

                         1.57 "TANGIBLE PERSONAL PROPERTY" - As defined in
Section 4.6 as described on Schedule 4.6.

                         1.58 "Targeted Cash Flow" - As defined in Section
2.3(a).

                         1.59 "TAXES" - All federal, state, local or foreign
income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes, real and personal property taxes, transfer taxes, gains taxes, mortgage recording taxes, transportation taxes or gross operating taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

                         1.60 "TERMINATED EMPLOYEES" - As defined in Section
6.3(g).

                         1.61 "UNAUDITED FINANCIAL STATEMENTS" - As defined in
Section 4.9 and attached as Schedule 4.9.

        2.               ASSETS SOLD AND PURCHASED.


                         2.1  SYSTEM ASSETS.  On the terms and subject to the
conditions hereinafter set forth, Seller agrees to sell, assign and convey, and Buyer agrees to buy, the System and the

System Assets, including, without limitation, the following assets (to the extent they constitute System Assets):
                              (a)  All Authorizations and CATV Instruments;

                              (b)  All real property owned by Seller at the
Closing Date and all real property leasehold interests of Seller at the Closing Date;

                              (c)  All tangible personal property owned by
Seller at the Closing Date and used in connection with the System, including, without limitation, all electronic devices, taps, converters, trunk and distribution cables, amplifiers, power supplies, conduits, vaults and pedestals, grounding and pole hardware, droplines and related fittings, installed subscribers' devices, hardware, tools, inventory, spare parts, motor vehicles, supplies, test and closed circuit devices, microwave equipment and furniture, furnishings and office equipment;

                              (d)  All contracts, leases, agreements, licenses,
commitments and understandings (other than Programming Contracts) of Seller relating to the System, and all contracts entered into by Seller with respect to the System after the execution of this Agreement which are made in the ordinary course of business and in conformity with Section 6.1(c) hereof;

                              (e)  All subscriber agreements, if any, and orders
for CATV service to be provided by the System existing at the Closing Date;

                              (f)  All goodwill, trademarks, service marks,
copyrights, trade names, common law property rights, all rights associated therewith and all other intangible personal property owned or held by Seller pertinent to the System;

                              (g)  All schematics, blueprints, strand maps,
working drawings, engineering data, current and prior customer lists, system maps and other reports, lists, plans, specifications, promotional graphics, original art work, mats, plates, negatives and other advertising, marketing or related materials, files and records and all other technical and financial information concerning the System possessed by Seller at the Closing Date (the "Records");

                              (h)  All of Seller's right, title and interest in
and to manufacturers' warranties with respect to the System Assets (to the extent so assignable and exclusive of claims made on or prior to the Closing
Date); and

                              (i)  All other assets of whatever nature and
wherever located owned by Seller at the Closing Date and used regularly in connection with the design, construction or operation of the System, which assets shall include the System's books and records or, to the extent originals are not in the possession of Seller or are required to be retained by Seller for audit purposes, copies thereof, but not including Seller's corporate or partnership books and records (except for real property and state personal property tax records, which shall be included).

                         2.2  ASSUMPTION OF LIABILITIES.  Buyer shall, subject
to the provisions hereof, assume at the Closing the Assumed Liabilities. Except for the Assumed Liabilities, and except to the extent that Buyer otherwise expressly assumes any liabilities or obligations of Seller pursuant to this Agreement, Buyer assumes no liabilities or obligations of Seller.

                         2.3  PURCHASE PRICE; ESCROW FUND AND ACCOUNTS
RECEIVABLE.

                         (a)  PURCHASE PRICE. In consideration of the sale,
assignment and conveyance to it of the System Assets and for receipt of the executed Non-Compete Agreements, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, on the terms and subject to the conditions set forth elsewhere in this Agreement, the System Assets for a total Purchase Price of Thirty Seven Million Five Hundred Six Thousand Two Hundred Dollars ($37,506,200) (the "Purchase Price"), which shall be comprised of (w) (I) an amount in cash to be delivered by Buyer to Seller at the Closing (the "Closing Date Cash Payment"), equal to Twenty Five Million Five Hundred Forty Nine Thousand One Hundred Dollars ($25,549,100) less the amount of the Released Deposit (as hereinafter defined)*, and (II) Two Million Two Hundred Twenty Five Thousand Dollars ($2,225,000) in cash to be placed into escrow pursuant to the New Escrow Agreement (as hereinafter defined) (the "Escrow Deposit"), (x) the total amount held in escrow pursuant to the Escrow Agreement (consisting of Eight Hundred Ninety Thousand Dollars ($890,000) plus earnings thereon) and released to Seller on June 3, 1994 (the "Released Deposit"), PROVIDED, THAT, the Released Deposit shall not be credited as part of the Purchase Price if Buyer has not certified to Seller, on or prior to 5:30 PM on June 16, 1994, that Buyer or Cablevision of Framingham Holdings, Inc. or Cablevision of Framingham, Inc. has entered into a credit agreement providing for loans to Buyer or such Affiliate in an amount sufficient to permit Buyer to make the Closing Date Cash Payment at the Closing, in which case the Released Deposit shall be retained by Seller as a non-refundable option fee (the Released Deposit (subject to the proviso in the preceding sentence), the Escrow Deposit and the Closing Date Cash Payment sometimes being referred to collectively herein as the "Cash Purchase Price"), (y) the Senior Subordinated Note and (z) the

- - ------------------------
* PROVIDED, THAT, if the Released Deposit is not credited as part of the Purchase Price, but is retained by Buyer as a non-refundable option fee as provided below, the Closing Date Cash Payment shall be Twenty Five Million Five Hundred Forty Nine Thousand One Hundred Dollars ($25,549,100).

Indemnification Note, in each case subject to the adjustments set forth in this
Section 2.3(a) and Section 2.4, and in all cases subject to the following:

[subparagraph (A) is intentionally omitted.]

                         (B) If the number of Estimated Basic Subscribers (as defined in Section 2.4(a) herein), is greater than 17,500 (the "Adjustment Target"), the Closing Date Cash Payment shall be increased by an amount equal to the excess of the number of Estimated Basic Subscribers over the Adjustment Target, multiplied by $500 (the "Initial Adjustment"), PROVIDED, HOWEVER, that the Initial Adjustment, if any, shall under no circumstances exceed Fifty Seven Thousand Eight Hundred Dollars ($57,800) in the aggregate.

                         (C) Notwithstanding any other provision herein, Buyer may, on or prior to the Closing Date, elect to satisfy all or any portion of the Purchase Price that is otherwise to be payable by the issuance by Buyer of the Senior Subordinated Note and/or the Indemnification Note by delivering shares of CSC Class A Common Stock (as defined in the form of Senior Subordinated Note attached as Exhibit K hereto) that are subject to an effective registration statement. If Buyer makes such an election: (i) the number of shares of such CSC Class A Common Stock to be delivered by Buyer to Seller at the Closing shall be equal to (x) the aggregate amount of the Purchase Price with respect to which Buyer has elected to deliver CSC Class A Common Stock, divided by (y) 95% multiplied by the Closing Price (as defined in the form of Senior Subordinated Note attached as Exhibit K hereto) of the CSC Class A Common Stock on the sixth American Stock Exchange trading day prior to the Closing Date; (ii) the amount of the Senior Subordinated Note and/or the Indemnification Note, as the case may be, to be delivered by Buyer to Seller at the Closing shall be reduced by the aggregate amount of the Purchase Price with respect to which Buyer has made such election and, if the amount of the Senior Subordinated Note or the Indemnification Note is reduced to zero, neither Buyer nor CSC shall be obligated to deliver the Senior Subordinated Note or the Indemnification Note, as the case may be, or the Guaranty (as defined herein) in connection therewith, and (iii) if after any such election by Buyer the amount of the Indemnification Note is less than $890,000, then at the Closing Buyer shall deposit an amount of CSC Class A Common Stock that comprises the Purchase

                         Price with a value equal to such difference into an escrow account pursuant to the Indemnification Escrow Agreement, together with the Indemnification Note, if any, so that the Indemnification Escrow Account has a value equal to at least $890,000 at the Closing.

                         (D) In the event that there is a Change in Control (as defined in the form of Senior Subordinated Note attached hereto as Exhibit K) on or prior to the Closing Date, (i) Buyer shall be obligated to pay in cash at the Closing the full amount of the Purchase Price (in lieu of the Closing Date Cash Payment), less the Escrow Deposit and any adjustments made to the Purchase Price as set forth in Sections 2.3 and 2.4 hereof, and (ii) the Escrow Agent shall be instructed by Buyer and Seller to release the Escrow Account at the Closing and deposit such amounts into an escrow account pursuant to the Indemnification Escrow Agreement and (iii) neither Buyer nor CSC shall be obligated to issue the Senior Subordinated Note, the Indemnification Note, the Guaranty or the Registration Rights Agreement.

                         At the Closing, the Seller shall deliver to Buyer good,
valid and marketable title to the System Assets and, in consideration therefor, and subject to the foregoing, (i) the Buyer shall deliver to Seller the Closing Date Cash Payment (or the payment referred to in (D)(i) above in lieu of such Closing Date Cash Payment) (x) plus the amount of the Initial Adjustment, if any, as set forth in the prior sentence, (y) plus the amount, if any, of any Closing Date Adjustment (as defined in Section 2.4(e)) owed by Buyer to Seller pursuant to Section 2.4(e), and (z) less the amount, if any, of any Closing Date Adjustment owed by Seller to Buyer pursuant to Section 2.4(e), (ii) Buyer and Seller jointly shall instruct the Escrow Agent to deliver to Seller $2,225,000 of the Escrow Deposit, (iii) Buyer shall deliver to the Seller the Senior Subordinated Note (or CSC Class A Common Stock in lieu of all or a portion thereof as provided in (C) of this Paragraph 2.3(a)), and (iv) Buyer shall deliver to an escrow agent jointly selected by Buyer and Seller (the "Indemnification Escrow Agent") the Indemnification Note (or CSC Class A Common Stock in lieu of all or a portion thereof as provided in (C) of this Paragraph 2.3(a)); PROVIDED, HOWEVER, that the payments required to be made pursuant to subsections (i) and (ii) above shall be made on the Closing Date by wire transfer of immediately available funds to a bank account designated by Seller in writing no later than five Business Days prior to Closing.

                              (b)  ESCROW FUND. (i) Upon and simultaneously with
the execution of this Agreement, Buyer shall execute and deliver the Escrow Agreement and shall deposit an amount equal to Eight Hundred Ninety Thousand Dollars ($890,000) into escrow with The Bank of New York (the "Escrow Agent") to be held pursuant to the terms of the Escrow Agreement. Prior to the Closing, the Escrow Fund shall secure the performance of Buyer in accordance with the terms of this Agreement. Payment of the Escrow Fund to Seller (which payment, if made, shall be as full and complete liquidated damages), or return of the Escrow Fund to Buyer, shall be made pursuant to and in accordance with the terms of the Escrow Agreement.


                         (ii) On or prior to June 16, 1994, Buyer shall execute
and deliver an escrow agreement (the "New Escrow Agreement") to be executed between Buyer, Seller and Escrow Agent and shall deposit Two Million Two Hundred Twenty Five Thousand Dollars ($2,225,000) into escrow (the "Escrow Fund") with the Escrow Agent to be held pursuant to the terms of New Escrow Agreement.
Prior to the Closing, the Escrow Fund shall secure the performance of Buyer in accordance with the terms of this Agreement. Payment of the Escrow Fund to Seller (which payment, if made, shall be as full and complete liquidated damages), or return of the Escrow Fund to Buyer, shall be made pursuant to and in accordance with the terms of the Escrow Agreement.

                              (c)  ACCOUNTS RECEIVABLE.  At the Closing, Seller
shall deliver to Buyer good, valid and marketable title to the Acquired Accounts Receivable and the Buyer, in consideration therefor, shall deliver the Accounts Receivable Price to the Seller by wire transfer of immediately available funds to a bank account designated by Seller in writing no later than five Business Days prior to the Closing. In addition, at the Closing Seller will deliver (i) the Advertising Accounts Receivable to Buyer solely as collection agent therefor and (ii) the Accounts Receivable other than the Advertising Accounts Receivable and the Acquired Accounts Receivable (the "Other Receivables"). Buyer agrees, for a period of one year from the Closing Date, to use its best efforts to collect all amounts due in respect of the Advertising Accounts Receivable (and shall not waive any amounts due thereunder without the prior written consent of Seller) and to promptly remit to Seller 100% of all amounts so collected (net of collection fees and expenses). Buyer agrees at all times to apply amounts received from any party to the oldest outstanding Advertising Accounts Receivable of such party.

                         2.4  ADJUSTMENTS TO PURCHASE PRICE.

                              (a)  No later than ten Business Days prior to the
Closing, the Seller shall provide Buyer with an estimated calculation of the Basic Subscribers (the "Estimated Basic Subscribers") and an estimated calculation of the Accounts Receivable Price on and as of the close of business on the Closing Date.

                              (b)  Within 45 calendar days after the Closing
Date, Buyer shall deliver a certificate of its Chief Financial Officer to Seller setting forth a determination of the Basic Subscribers on and as of the Closing Date (the "Actual Basic Subscribers"). Seller shall be deemed to have accepted such certification unless, within 30 calendar days of the receipt thereof, Seller delivers to Buyer a reasonably specific description of Seller's objections (an "Objection Notice"). In the event an Objection Notice is delivered, Buyer and Seller shall negotiate in good faith to resolve such objections. If no resolution is agreed upon within 30 calendar days after receipt of the Objection Notice by Buyer, the dispute shall be submitted for resolution to Arthur Andersen & Co. (the "Accountants"), acting as experts, not arbitrators, and resolution by such Accountants shall be conclusive, binding and final. Buyer and Seller shall make readily available to such Accountants all relevant books and records and other items requested by such Accountants to review any dispute. Such Accountants shall submit their resolution of the dispute to Buyer and Seller within 30 calendar days of their engagement hereunder. The fees of such Accountants shall be borne equally by Buyer and Seller.

                              (c)  Upon acceptance of the certification referred
to in Section 2.4(b) above or the resolution of any Objection Notice as set forth in such Section, the Purchase Price shall be adjusted (the "Purchase Price Adjustment") as follows:

                         (i) If an Initial Adjustment was made and the number of Actual Basic Subscribers exceeds the number of Estimated Basic Subscribers, the Purchase Price shall be adjusted upward by an amount equal to $500 multiplied by such excess; PROVIDED, HOWEVER, in no event shall such upward adjustment, together with the Initial Adjustment, exceed Fifty Seven Thousand Eight Hundred Dollars ($57,800);

                         (ii) If an Initial Adjustment was made and the number
                              of Estimated Basic Subscribers exceeds the number of Actual

                              Basic Subscribers, the Purchase Price shall be adjusted downward by an amount equal to $500 multiplied by such excess; PROVIDED, HOWEVER, in no event shall such downward adjustment exceed the Initial Adjustment; or

                         (iii)If no Initial Adjustment was made and the number
                              of Actual Basic Subscribers exceeds both the Adjustment Target, the Purchase Price shall be adjusted upward by an amount equal to $500 multiplied by the excess of the Actual Basic Subscriber over the Adjustment Target; PROVIDED, HOWEVER, in no event shall such upward adjustment exceed Fifty Seven Thousand Eight Hundred Dollars ($57,800);

Payment of the Purchase Price Adjustment, if any, shall be made by wire transfer of immediately available funds to an account designated in writing by the recipient of such funds on the later of (i) five Business Days from the date of the Purchase Price Adjustment and (ii) the Adjustment Date (as defined in
Section 2.4(e) hereof).

                              (d)  In the event that any person or entity is
supplied CATV signals by the System within 30 days prior to the Closing Date and is not included in the determination of the Estimated Basic Subscribers for purposes of determining the Initial Adjustment and such subscriber pays for one month's service subsequent to Closing (a "New Subscriber"), such New Subscriber shall be included in the determination of Actual Basic Subscribers for purposes of making the adjustments, if any, pursuant to Section 2.4(c) hereof.

                              (e)  All items of (i) deferred revenues,
(ii) deferred or prepaid expenses, (iii) accrued expenses, and (iv) other assets or liabilities which cannot be individually or easily settled or discharged by the Seller at Closing because the period to which they pertain overlaps the Closing, or otherwise, and which arise from the operations of the System, shall be pro rated or allocated between Buyer and Seller in accordance with GAAP as of the close of business on the Closing Date. Seller shall be responsible for all liabilities and obligations incurred in connection with the operation of the System for all periods prior to the close of business on the Closing Date and shall be entitled to all revenues derived from the operation of the System for all periods prior to the close of business on the Closing Date. Buyer shall be responsible for the Assumed Liabilities and for those liabilities and obligations incurred by

Buyer from and after the close of business on the Closing Date. Such PRO RATA allocations shall include, without limitation, all advance payments received by Seller prior to the close of business on the Closing Date for services to be rendered in whole or in part after Closing, prepayments made by Seller relating to periods of time subsequent to the close of business on the Closing Date, prepaid programming fees, property taxes and assessments, unpaid copyright royalties and fees, rents, pole rents, franchise fees, license fees, power and utility expenses, prepayment liabilities and obligations under the Business Contracts, sales commissions, time sales agreements, deposits and other prepaid expenses and deferred items and all other income and expenses normally pro rated in the sale of assets of a business (and of a CATV system in particular) and attributable to the ownership and operation of the System. Adjustments under this Section 2.4(e) shall be jointly determined by Buyer and Seller and paid from one party to the other, as the case may be, on the Closing Date to the extent they are known and agreed to by the parties (the "Closing Date Adjustment"). Seller shall deliver to Buyer, no later than ten Business Days prior to the Closing Date, a preliminary list of all such adjustments and shall deliver an updated list of adjustments at or prior to Closing. Otherwise, such adjustments shall be determined within 90 calendar days thereafter (the "Adjustment Date") and payment therefor by Buyer or Seller, as the case may be, shall be made on the later of (i) the Adjustment Date and (ii) five Business Days from the date of the determination, if any, of the Purchase Price Adjustment pursuant to Section 2.4(c) hereof. With respect to such adjustments, the parties shall jointly prepare a statement at least ten business days before the Adjustment Date of the determination of such adjustments, setting forth in reasonable detail the basis for such determination. Payments made in respect of such adjustments shall be the net amount due less any amounts in dispute as between the parties. If the parties do not concur with any proposed adjustments, then the non-concurring party shall so inform the other party within such ten business day period, and the parties shall negotiate in good faith with regard to the matter and an appropriate adjustment and payment shall be made as agreed upon by the parties. If there shall be any dispute concerning any amount due pursuant to this provision which the parties cannot resolve, the dispute shall be submitted to the Accountants for resolution of the dispute, acting as experts, not arbitrators and such resolution shall be conclusive, binding and final. Buyer and Seller shall make readily available to such Accountants all relevant books and records and other items requested by such Accountants to review such dispute. Such Accountants shall submit their resolution of the dispute to Buyer and Seller within 30 calendar days of their engagement hereunder. Buyer and Seller agree to share equally the cost and expenses of the Accountants. All amounts owed pursuant to this Section 2.4(e) shall be paid by wire transfer of immediately available funds within ten business days after the resolution of the amount due. If such amount is not paid within such ten business day period, or, if there is no dispute with respect to the amount due, if such amount is not paid on the later of (i) the Adjustment Date and (ii) five Business Days from the date of the determination, if any, of the Purchase Price Adjustment pursuant to Section 2.4(c) hereof, interest on the amount due shall accrue from the Adjustment Date until the date paid at the lesser of the Prime Rate plus three percent (3%) or the maximum rate allowed by law.

                              (f)  All state or local sales and transfer taxes
applicable to the transactions contemplated by this Agreement shall be borne in equal shares by Seller and by Buyer. Buyer shall pay the cost of any title insurance, surveys and recording costs.

                         2.5  APPRAISAL AND ALLOCATION OF PURCHASE PRICE.

                              (a)  Buyer and Seller agree that one thousand
dollars ($1,000) of the Purchase Price shall be allocated for all purposes to the Non-Compete Agreements.

                              (b)  Promptly after Closing, Buyer and Seller
shall cooperate in the filing of form 8594; PROVIDED, HOWEVER, that Buyer and Seller will allocate to the real and tangible personal property included in the System Assets an amount equal to the fair market value of such assets. Based on the information provided by Seller as of the date of this Agreement, the parties anticipate that approximately $6,675,000 (the "Estimated Fair Market Value") represents the fair market value of such real and tangible personal property. Promptly after execution of this Agreement, Buyer and Seller jointly shall retain an independent appraiser in order to verify the accuracy of the Estimated Fair Market Value.


               3         CLOSING DATE AND PLACE.

                         3.1  CLOSING.  Subject to the terms and conditions of
this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall be held on or before the later of (i) June 30, 1994 or
(ii) two Business Days after the issuance of an Amended Order of Approval of the [Massachusets Board of Regulatory Commissioners], but in no event later than July 15, 1994; PROVIDED; HOWEVER, that if required by [Buyer's lenders], the Closing may be delayed until the first Business Day following the expiration of the period of 45 days after the Amended Order of Approval of the [Massachusets Board of Regulatory Commissioners] is served on Buyer upon such Order becoming final and non-appealable., or, such other date as Buyer and Seller shall mutually agree (the "Closing Date") at the offices of Cadwalader, Wickersham & Taft, 100 Maiden Lane, New York, New York 10038, or such other location as Seller and Buyer mutually agree. If the Closing Date occurs after June 30, 1994, for purposes of determining whether the conditions to Buyer's obligations set forth in Section 7.7 of this Agreement have been satisfied, the Closing Date shall be deemed to be June 30, 1994.

             4. SELLER'S REPRESENTATIONS AND WARRANTIES. Seller hereby represents, warrants and covenants to Buyer that:

                         4.1  ORGANIZATION OF SELLER.  Seller is a limited
partnership duly organized and validly existing under the laws of the State of Delaware, has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and, at the Closing Date, will have all requisite power and authority to perform this Agreement and the Ancillary Agreements, and is not required to be qualified to do business as a foreign limited partnership in any jurisdiction in order to hold the System Assets or operate the System. Seller has all requisite power and authority, and all federal, state and local governmental franchises, licenses, permits, approvals and authorizations which are necessary, to own and operate the System Assets and the System at the places and in the manner in which the System is currently owned and operated.

                         4.2  SELLER'S AUTHORITY.  (a) The execution, delivery
and performance of this Agreement and the Ancillary Agreements by Seller have been duly and validly authorized by all necessary action on the part of Seller, the execution, delivery and performance of this

Agreement and the Ancillary Agreements by Seller at the date hereof (except as set forth on Schedule 4.2) do not and, as of the Closing, will not, result in a breach or violation by Seller of, or constitute a default (or an event which with or without the passage of time or the giving of notice, or both, will constitute a breach or default) under, or create or impose any lien or encumbrance upon, any of the System Assets pursuant to, or conflict with: (i) any Authorization or CATV Instrument, (ii) any agreement, indenture, deed, loan agreement or other instrument to which Seller is a party or by which Seller is bound or to which any of the System Assets is subject, (iii) Seller's Amended and Restated Agreement of Limited Partnership dated as of March 1, 1989 ("Seller's Partnership Agreement") or certificate of limited partnership or other governing documents referred to in Section 4.2(b); or (iv) any statute, ordinance, rule, regulation, order, judgment or decree to which Seller is a party or by which Seller is bound or to which any of the System Assets is subject, except in the case of (ii) above, where such breach, violation, default or creation or imposition of such lien or encumbrance or conflict is not, individually or in the aggregate, reasonably likely to have a material adverse effect on (1) the business, financial condition or results of operations of the System, taken as a whole, (2) Seller's or, to the actual knowledge of the Seller, Buyer's ability to own the System Assets or to operate the System as it is now operated or (3) Seller's ability to perform its obligations under this Agreement (each or any, a "Material Adverse Effect"). This Agreement constitutes, and the Ancillary Agreements and each contract delivered by Seller to Buyer pursuant hereto will constitute, the legal, valid, and binding obligation of Seller enforceable in accordance with their respective terms except to the extent such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and principles of equity.

                         (b)  Seller has heretofore delivered to Buyer a copy of
the Seller's Partnership Agreement (excluding Sections 9, 10, 11 and 20.3), as in full force and effect on the date hereof, and Sections 9, 10, 11 and 20.3 of Seller's Partnership Agreement do not, nor are there any other agreements between or among any general and/or limited partners of Seller that, contain any provisions that are reasonably likely to affect the transactions contemplated by this Agreement. Between the date of delivery of Seller's Partnership Agreement and the Closing, no changes shall have been made to it which are reasonably likely to adversely affect Seller's ability to perform its obligations under this Agreement.

                         4.3  AUTHORIZATIONS AND CATV INSTRUMENTS.  Seller has
all Authorizations necessary to own the System Assets and to operate the System in the manner in which it is now operated by Seller. Except as set forth in
Schedule 4.3, Seller knows of no other franchises, licenses or authorizations other than the Authorizations which, if not possessed by the Seller, would be reasonably likely to have a Material Adverse Effect. Each Authorization is valid, is in full force and effect, is not in default in any respect (and there exists no event or circumstance that, with notice or the lapse of time or both, would constitute a default) and is in accordance with all applicable federal, state and local laws except where any such default or failure to comply is not reasonably likely to have a Material Adverse Effect. True and correct copies of the Authorizations and the CATV Instruments have heretofore been provided to Buyer by Seller. Subject to obtaining the Required Consents (as defined in Section 4.8), the execution, delivery and performance of this Agreement will not entitle any person or entity to cancel, suspend, terminate or diminish the rights of Seller under any Authorization.

                         4.4  REAL PROPERTY.  All of the real property and all
of the leases of real property included in the System Assets are listed in
Schedule 4.4 (the "Real Property").  As to the premises which are designated on
Schedule 4.4 as being owned by Seller, Seller has good, valid and marketable title in fee simple to such premises and all buildings, improvements and fixtures thereon, free and clear of all Encumbrances, except as shown on such
Schedule 4.4.1 and except for minor imperfections of title and Encumbrances which do not materially detract from the value of such Real Property. Seller is the sole owner of the leasehold interest in all real property shown on Schedule
4.4 to be leased to it, and such leases are valid and subsisting and in full force and effect except where any failure is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. All of the Real Property, buildings, fix-tures and improvements thereon owned or leased by Seller, are in good operating condition and repair (subject to normal wear and tear).

                         4.5  EASEMENTS AND RIGHTS-OF-WAY.  Except as set forth
on Schedule 4.5, each person, firm, corporation or other entity upon or under whose property are located, maintained, installed or operated any of the System Assets (other than drop lines to subscriber dwellings which do not cross any property other than the property of such subscribers) has granted to Seller such easements, licenses or rights of way as are necessary for the location, maintenance, installation and operation of such System Assets upon, over or under such property, except where the failure to have any such easement, license or right of way is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. All such easements, licenses or rights of way are, to the knowledge of Seller, valid and binding and are in full force and effect on the date hereof and will be as of the Closing Date except where any failure is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. Except as set forth on Schedule 4.5, the Seller has not received written notice from any person, firm, corporation or other entity upon or under whose property are located, maintained, installed or operated any System Assets of an intention to challenge the continued location, maintenance, installation or operation of such item on such property.

                         4.6  TANGIBLE PERSONAL PROPERTY.  Schedule 4.6 contains
a reasonably complete description of the tangible personal property included in the System Assets (the "Tangible Personal Property") as of the date of this Agreement. At the Closing, Tangible Personal Property shall include a thirty
(30) day operating supply of inventory for operation of the System in the ordinary course of business. Except as set forth on Schedule 4.6.1, Seller has good, valid and marketable title to all Tangible Personal Property, free and clear of all Encumbrances except minor imperfections of title and Encumbrances which do not materially detract from the value of such Tangible Personal Property. The Tangible Personal Property is in good operating condition and repair (subject to normal wear and tear).

        4.7 CONTRACTS; NO DEFAULTS. Schedule 4.7 contains a list of all written contracts in force on the date hereof to which Seller is a party and relating to the System Assets, to the System or to the business and operations thereof except for Programming Contracts and management and consulting contracts and except for contracts entered into in the ordinary course of business consistent with past practices which call for the payment by or to the Seller of $50,000 or less individually, or $500,000 or less in the aggregate, in any 12-month period, or which are terminable by Seller on notice of 90 days or less without penalty or premium (each such contract listed on Schedule 4.7 being herein referred to as a "Business Contract"). Except as disclosed on Schedule 4.7, (i) each of the Business Contracts is in full force and effect and constitutes a valid and binding obligation of Seller and is legally enforceable in accordance with its terms against the parties thereto,
(ii) Seller has complied with all of the provisions of such Business Contracts and is not in default thereunder, and (iii) there has not occurred any event which (whether with or without notice, lapse of time, or the happening or occurrence of any other event) would constitute such a default, except in the case of (ii) or (iii) above, where the occurrence of such event is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. To the knowledge of Seller and except as disclosed on Schedule 4.7, the parties to the Business Contracts other than Seller are not in default under any such Business Contracts except where such default is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

        4.8 APPROVALS AND CONSENTS. Set forth in Schedule 4.8 is a list of all required consents, approvals, waivers, permits, licenses or authorizations of any federal, state, local or other regulatory or public authority, and all required consents, approvals or waivers of any other persons or entities, which (i) are required to be obtained by Seller under any law, regulation, court order or franchise in order to consummate the transactions contemplated by this Agreement; (ii) are required to be obtained by Seller under any note, bond, mortgage, permit, agreement or other instrument in order to consummate the transactions contemplated by this Agreement, except where the failure to obtain such consents, approvals, waivers, permits, licenses or authorizations, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect; or (iii) are otherwise necessary to prevent the termination of, or any material restriction under, any franchise agreement or agreement assumed by Buyer under this Agreement upon consummation of the transactions contemplated hereby (collectively, the "Required Consents").

        4.9              FINANCIAL STATEMENTS; NO MATERIAL ADVERSE CHANGE.
Attached hereto as Schedule 4.9 are true and complete copies of audited financial statements of Seller as at December 31, 1992 (the "Audited Financial Statements"), and unaudited financial statements of Seller for the eight-month period ended August 31, 1993 (the "Unaudited Financial Statements") (the Audited Financial Statements and the Unaudited Financial Statements are herein collectively referred to as the "Financial Statements"). The Audited Financial Statements have been prepared in accordance with GAAP, consistently applied, and fairly present the financial condition and results of operations of the Seller, taken as a whole, as of the dates and for the periods indicated. The Unaudited Financial Statements have been prepared in accordance with GAAP (except for the absence of footnotes and a statement of cash flows), applied consistently with the Audited Financial Statements, and fairly present the financial condition and results of operations of the Seller, taken as a whole, as of the dates and for the periods indicated, subject to year-end adjustments. Except as set forth in the Financial Statements, since August 31, 1993 and except for changes directly or indirectly attributable to the Cable Television Consumer Protection and Competition Act of 1992 and the rules, regulations and interpretations promulgated thereunder (the "1992 Cable Act"), there has been no material adverse change in the financial condition or results of operations of the Seller.

        4.10 ACQUIRED ACCOUNTS RECEIVABLE. At least 98% of the face value of each of the Acquired Accounts Receivable constitutes (or will constitute) a valid claim in such amount and has been acquired in the ordinary course of Seller's business.

        4.11             INFORMATION SHEET; COMPETING FRANCHISES.

                         (a)  Schedule 4.11 (a) sets forth the following
technical and business information relating to the operation of the System as of the date of this Agreement (which information is true and correct as of the date hereof, or if another date is specified in such Schedule, as of such specified date) with respect to: (i) a rate card setting forth rates currently being charged by Seller in connection with the System for every service, level of service, package of service(s), installations and outlets or other services or items for which Seller has an established charge (the "Current Rates"), and a rate card setting forth all such rates immediately prior to September 1, 1993 (the "Prior Rates"); (ii) the current real and personal property lease obligations of Seller and rental payments; (iii) the signals carried on the System; (iv) the number of Subscribers as of the date specified in such Schedule 4.11(a) and the total number of such Subscribers, by level of service subscribed for by such Subscribers as of such date; (v) the mileage of plant in the System as of the date specified in such Schedule 4.11(a); (vi) the number of channels capable of being delivered over the System (without utilization of digital compression); (vii) the number of addressable converters used in the System;
(viii) the number of persons or entities receiving free service and the reasons therefor; (ix) surety and performance bonds required by the Authorizations and/or CATV Instruments, or otherwise maintained by Seller with respect to the System or System Assets, and the amount so required; and (x) the current franchise fees being charged by each franchising authority.

                         (b)  Except as set forth on Schedule 4.11(b), no person
or entity (including without limitation any governmental agency, body or division) has any right to acquire any interest in the System or the System Assets (including without limitation any right of first refusal or similar right to purchase any interest in the System or any of the System Assets), which right has not been validly, properly and irrevocably (except for the right to revoke such waiver only if this Agreement is terminated pursuant to Section 16 hereof) waived by the party entitled to assert such right. Except as set forth on
Schedule 4.11(b), Seller has not entered into any agreement and is not bound by any commitment with respect to retransmissions of broadcast television signals relating to the System.

        (c) Except as set forth in Schedule 4.11(c), to the knowledge of Seller, no other person or entity:

                         (i) has been granted or has applied for the consent or approval of any governmental agency, body or division (a "Governmental Approval") for the installation, construction, development, ownership or operation of a CATV system or any MDS or MMDS technology within all or part of the territory covered by the System;

                         (ii) operates any of the foregoing or any SMATV
                              technology within all or part of the territory covered by the System, regardless of whether any Governmental Approval is required or has been obtained;

                         (iii)has been granted a Governmental Approval that
                              grants a right of first refusal or similar right to purchase a CATV system within any territory covered by the System; or

                         (iv) has commenced, or has received or applied for a
                              Governmental Approval for, the construction, installation, development or operation of a CATV system which has resulted, or could result, in such system being overbuilt with the System.

                         4.12 COMPLIANCE WITH LAWS, REGULATIONS AND REPORTING.
Except as disclosed on Schedule 4.12, the ownership and operation of the System Assets by Seller comply in all material respects with all applicable laws, rules, regulations, requirements, standards and guidelines of all federal, state and local authorities or agencies having jurisdiction over Seller and with the terms and provisions of any mortgage, lease, license, indenture, or agreement relating to the System except where any failure to be in compliance is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

                         4.13 ENVIRONMENTAL MATTERS.  Except as set forth in
Schedule 4.13, there are no flammable, explosive or radioactive materials, toxic substances or other hazardous substances or wastes on, under or about any of the properties included in the System Assets which could result in any governmental or third-party action, proceeding or claim which is, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. Seller has, and is in compliance with the terms of, all permits, licenses and other authorizations required in connection with the operation of the System pursuant to, or to be in material compliance with, any Environmental Requirements (as defined below). Seller is in material compliance with all requirements for the operation of the System or use of the System Assets under federal, state, or local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic substances, materials or wastes into ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic substances, materials or wastes (collectively, "Environmental Requirements"). There are no underground storage tanks storing petroleum substances or any other hazardous substances at any of the properties included in the System Assets. There is no asbestos-containing material present in any real property presently owned, leased or used by Seller and no asbestos-containing material has been removed from any real property while such real property was owned, leased or used by Seller, in either case, except for such as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. Seller has provided to Buyer copies of any and all environmental audits, investigations, studies or reports that have been performed by or at the direction of Seller or to the extent such audits, investigations, studies and reports concern any real property leased by Seller, of which Seller has knowledge or possession. For the purpose of this Section, "hazardous substances", "hazardous materials" and "hazardous waste" shall have the meaning set forth in, as the case may be, the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. Section 9601, ET SEQ., and regulations thereunder; the Resource Conservation and Recovery Act; or any applicable federal, state or local laws pertaining to environmental regulations.

                         4.14 FCC MATTERS.  Except as set forth on Schedule
4.14, all reports and filings required to be filed with the FCC and with all franchising authorities by Seller with respect to the operation of the System have been filed. All such reports and filings are accu-rate and complete in all material respects. Seller has all required certificates, permits, and clearances from governmental agencies required to operate the System and the System Assets in the manner currently operated by Seller, except where the failure to have any such certificate, permit or clearance is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

                         4.15 COPYRIGHT MATTERS.  Seller has filed all required
reports, notices and statements with the United States Copyright Office. Seller has paid all fees required under the Copyright Act of 1976 and has otherwise complied with such Act in all material respects; PROVIDED, HOWEVER, that Seller makes no representations regarding the effect of the CATV industry-wide dispute concerning music licensing fees or the dispute covered by the "Cablevision" case.

                         4.16 CLAIMS AND LITIGATION.  Except as set forth in
Schedule 4.16, there is no action, suit, claim, arbitration, administrative or other proceeding pending or, to Seller's knowledge, threatened against or involving Seller, the System or any of the System Assets, at law or in equity, which would prevent or adversely affect in any material respect the ownership, use or operation of any of the same by Buyer. Except as set forth in Schedule 4.16, there is no pending or, to Seller's knowledge, threatened investigation or proceeding based on any violation by Seller of any state or federal law, rule or regulation pertaining to the System.

                         4.17 EMPLOYEES; COMPENSATION; UNIONS.
                              (a)  Seller is not a party to any employment
agreements or any collective bargaining agreements that cannot be terminated without liability to Buyer upon the purchase of the System. Seller is not a party to any pending or, to Seller's knowledge, threatened labor dispute or labor organization effort.

                              (b)  Except as set forth in Schedule 4.17, Seller
has no pension plans, profit sharing plans, deferred compensation plans, stock option or stock bonus plans or the like or similar employee or executive benefit plans. Except as set forth in Schedule 4.17, Seller does not maintain, sponsor or contribute to any "employee benefit plan" within the meaning of

Section 3(3) of ERISA, or other plan, program, practice, agreement or arrangement of employee compensation, deferred compensation, severance pay, retiree benefit or fringe benefit. Seller is in compliance with all provisions, including all reporting and disclosure requirements, of ERISA and of the Code, relating to employee benefit plans, except where any such failure is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

                         4.18 INSURANCE.  Schedule 4.18 lists all insurance
policies of Seller which relate to the ownership, operation or use of the System and System Assets. All of such policies are in full force and effect and Seller is not in default of any provision thereof, except where any such default is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

                         4.19 PATENTS AND COPYRIGHTS.  Seller, to its knowledge,
owns or possesses all licenses or other rights to use all copyrights, trademarks, service marks, service names, trade names and patents necessary to operate the System, except where any failure would not, individually or in the aggregate, have a Material Adverse Effect. All copyrights, trademarks, service marks, trade names, service names and patents owned or used by Seller, and applications therefor, are set forth on Schedule 4.19 and are designated as to whether they are owned by or licensed to Seller.

                         4.20 RATES.  As of the date hereof, the Current Rates
are, to Seller's knowledge, in substantial compliance with all applicable laws, including without limitation the 1992 Cable Act as in effect on the date of this Agreement. Seller has provided to Buyer accurate copies of Seller's worksheets revising the Prior Rates to the Current Rates.

                         4.21 SPECIAL AGREEMENTS.  Except as set forth in
Schedule 4.21, Seller:

                         (i) is not a party to any contract or agreement, written or oral, whereby Seller provides CATV service to one or more persons or entities in the service area covered by the Systems under any bulk contract or agreement; or

                         (ii) does not provide CATV system services to any
                              person or entity in the service area covered by the System at rates not reflected in Seller's subscriber rate card.

                         4.22 TAXES.  Except as set forth in Schedule 4.22,
Seller has filed or caused to be filed, or on the date of the Closing will have filed, all federal, state, local and foreign income, information, franchise, sales, use, property, excise, payroll and other returns, declarations and reports related to Taxes that are required to be filed by Seller on or prior to the date hereof. All Taxes due and payable by Seller on or before the date of this Agreement with respect to the assets or properties of Seller or the System (including the System Assets) have been paid or have been provided for in the Financial Statements. Neither Seller nor its general partners or, to the knowledge of Seller, its limited partners, have received any notice or assessment to the effect that there is any unpaid interest, penalty or addition to Taxes due or claimed to be due from Seller with respect to the assets or properties of Seller or the System (including the System Assets) nor, to the knowledge of Seller, is any such notice contemplated or under consideration; and neither Seller nor its general partners or, to the knowledge of Seller, its limited partners, have received notice of the assertion or threatened assertion of any lien on any of the assets or properties of Seller or the System (including the System Assets) on account of any unpaid Taxes that are due and payable and no audits of the return or reports of Seller by any governmental authority are pending or, the knowledge of Seller, threatened.

                         4.23 CAPITAL COMMITMENTS.  Except as set forth in
Schedule 4.23, Seller has not entered into any agreements and is not otherwise bound to any written or oral commitments to upgrade any of the System (including without limitation promises or commitments on the part of Seller in connection with any of the Authorizations).

                         4.24 FINANCING COMMITMENTS.  Set forth in Schedules
4.4.1, 4.6.1 and 4.24 is a description of all notes, letters of credit, guarantees, instruments of debt, mortgages, liens, conditional sale or lease purchase agreements, security agreements and purchase money security interests that, in each case, create any Encumbrances on the System or any of the System Assets and all obligations for money owed or debts of Seller relating to the System or any of the System Assets (other than trade accounts payable incurred in the ordinary course of Seller's business), setting forth the party to whom the obligation or debt is due, the collateral, if any, and the amount and date due.

        5. BUYER'S REPRESENTATIONS. Buyer represents and warrants that:

                         5.1  ORGANIZATION AND STANDING OF BUYER.  Buyer is a
corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements. Buyer is a wholly-owned subsidiary of Cablevision Systems Corporation, a Delaware corporation ("CSC"). As of the Closing Date Buyer will be duly qualified to do business as a foreign corporation in the State of Massachusetts.

                         5.2  AUTHORITY TO EXECUTE AND CONSUMMATE AGREEMENT.
The execution, delivery and performance of this Agreement and the Ancillary Agreements have been duly authorized by all necessary corporate action on Buyer's part. This Agreement has been duly executed and delivered by Buyer and constitutes, and the Ancillary Agreements and each contract delivered by Buyer to Seller pursuant hereto will constitute, the legal, valid, and binding obligation of Buyer enforceable in accordance with its terms except to the extent such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor's rights generally and principles of equity. The execution, delivery and, except as set forth on Schedule 5.2, performance of this Agreement and the Ancillary Agreements by Buyer do not and, as of the Closing, will not result in a breach or violation by Buyer of, or constitute a default (or an event which with or without the passage of time or the giving of notice, or both, will constitute a breach or default) under, any agreement, instrument, charter or by-law provision, statute, ordinance, rule, regulation or order to which Buyer is a party or by which Buyer is bound, other than such breach, violation, default or conflict that, individually or in the aggregate, will not materially impair Buyer's ability to perform its obligations under this Agreement.

                         5.3  EXCHANGE ACT COMPLIANCE.  CSC has timely filed
with the Securities and Exchange Commission all forms, reports, statements and other documents required to be filed by CSC pursuant to the Exchange Act and the rules and regulations promulgated thereunder and the information contained in such forms, reports, statements and other documents, as of the date of filing thereof, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Copies of CSC's most recent reports on Forms 10-K, 10-Q and 8-K and CSC's most recent proxy statement have heretofore been delivered by CSC to Seller.

                         5.4  FITNESS AS FRANCHISEE.  As of the date hereof,
neither Buyer nor CSC has received any written notification from the appropriate regulatory agency indicating, nor do any of William Quinn, Robert Cacase, and James Kofalt (each an "Executive Officer", collectively, the "Executive Officers") have any actual knowledge, that the transfer of the System (including the Authorizations or CATV Instruments), to the Buyer as contemplated herein would be rejected by the BRC.

                         5.5  CSC will treat the Senior Subordinated Note as
debt for financial reporting and Federal Income Tax purposes.

        6.               ADDITIONAL COVENANTS.
                         6.1  NEGATIVE COVENANTS OF SELLER.  From the date of
execution of this Agreement until the Closing, Seller will not, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, do or agree to do any of the following:

                              (a)  Sell, assign, lease or otherwise transfer or
dispose of any of the System Assets; or merge or consolidate with or into any other entity or enter into any agreements relating thereto, PROVIDED, HOWEVER, Seller may sell, assign, lease or otherwise transfer or dispose of any System Asset (individually or in the aggregate up to a maximum amount of $89,000 if such System Asset is expended in the ordinary course of business, consistent with Seller's past business practices;

                              (b)  Delete any programming service on the System
other than in the ordinary course of business or as required by the 1992 Cable Act.

                              (c)  Enter into any contracts, leases,
commitments, understandings, licenses, or other agreements or incur any obligation or liability relating to the System; PRO-

VIDED, HOWEVER, that Seller may enter into such other contracts, leases, commitments, understandings, licenses or other agreements in the ordinary course of business consistent with Seller's past business practices or as required by the 1992 Cable Act; and, PROVIDED, FURTHER, HOWEVER, that Seller may incur obligations or liabilities for which Seller will remain solely liable after the Closing Date;

                              (d)  With respect to the employees of the System,
(i) enter into or become subject to any employment, labor or union contract not terminable at will, any professional service contract not terminable at will, or any pension, insurance, profit sharing, deferred compensation, retirement, hospitalization, employee benefit, or other similar plan not currently in effect or any renewal on materially different terms; or (ii) increase the compensation payable or to become payable to any employee, or pay or arrange to pay any bonus payment to any employee for which Buyer will be obligated after the Closing (except, in the case of clause (ii) only, in the ordinary course of business consistent with Seller's past business practices); or

                              (e)  Offer free or reduced-price service as an
inducement to any person, except in the ordinary course of business consistent with Seller's past business practices.

                         6.2  AFFIRMATIVE COVENANTS OF SELLER.  Pending and
prior to the Closing Date, Seller will:

                         (a)  Preserve its existence and business organization
intact, use its best efforts to preserve, for Buyer, Seller's relationship with suppliers, customers, employees and others having business relations with Seller, and keep all System Assets in their present condition, ordinary wear and tear excepted;

                         (b)  Operate the System in the normal and usual manner
and in compliance with all applicable laws, rules and regulations except where any noncompliance is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect;

                         (c)  Maintain the validity of the Authorizations, and
comply with all applicable requirements of the Authorizations except where any noncompliance is not reasonably likely to have a Material Adverse Effect;

                         (d)  Maintain in full force and effect all of the
insurance policies listed on Schedule 4.18, or substantially similar policies, through the Closing Date in amounts not less than those in effect on the date hereof;

                         (e)  Provide Buyer with Seller's unaudited internal
monthly financial statements from September 1993 until the Closing Date as soon as reasonably practicable after such statements are available; and

                         (f)  File or submit and diligently prosecute, with the
reasonable cooperation of Buyer, any and all applications or notices with public authorities necessary for the consummation of the transactions contemplated hereby or to satisfy the conditions set forth in Section 7.1 hereof, including, without limitation, under the Required Consents, the Authorizations and the CATV Instruments; and, if legally necessary, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

                         6.3  AFFIRMATIVE COVENANTS OF BUYER.  Buyer will:

                              (a)  Cooperate with and assist Seller in promptly
filing or submitting and diligently prosecuting any and all applications or notices with public authorities necessary for the consummation of the transactions contemplated hereby or to satisfy the conditions set forth in
Section 7.1 hereof, including, without limitation, under the Authorizations, the CATV Instruments and, if legally necessary, under the HSR Act, including payment of the requisite $25,000 filing fee;

                              (b)  File or submit and diligently prosecute any
and all applications or notices with public authorities that Buyer is required by applicable law to file or submit in connection with the consummation of the transactions contemplated hereby or to satisfy the conditions set forth in
Section 8.1 hereof;

                              (c)  Prepare and file, subject to Seller's review,
all applications with the Commonwealth of Massachusetts, and any other public authority, including "Form 100" as set forth in Chapter 207, Section 7 of the Code of Massachusetts Regulations, necessary to transfer the System to Buyer and to obtain the consent and approval of the appropriate public authority to the consummation of the transactions contemplated herein. After such application has been filed, Buyer shall use its reasonable efforts to file promptly with the Commonwealth of Massachusetts and any other public authority, all additional information, data, amendments, exhibits and other material which may become necessary or desirable or which may be requested by the Commonwealth of Massachusetts and any other public authority, in connection with the processing of such application. Buyer shall further use its reasonable efforts to obtain the consent of any public authority, and Seller hereby agrees to cooperate with Buyer in good faith and do all things reasonably requested by Buyer in connection therewith. Buyer shall pay any application fee, transfer fee and grant fee and all reasonable attorneys' fees and fees of other experts retained by the Commonwealth of Massachusetts and any other public authority which may be charged or assessed by the Commonwealth of Massachusetts and any such public authority in connection with the transactions contemplated hereby. Buyer and Seller shall each pay fees of their respective attorneys retained in connection with such transfer;

                              (d)  Notify Seller, on or prior to the 60th day
prior to the Closing, of the names of those employees of Seller whom Buyer reasonably expects will be offered employment by Buyer on and after the Closing Date;

                              (e)  Buyer shall indemnify Seller for any
financial liability incurred by Seller after the Closing under the programming agreements listed on Schedule 1.45 to the extent such liability arises out of the failure of Buyer or one of it's affiliates to enter into any oral or written agreements to carry such programming.

                              (f)  Promptly disclose to Seller if William Bell
or Barry O'Leary has actual knowledge of information obtained through Buyer's due diligence investigation or otherwise (other than information that is also known to Seller or any of its general partners, agents or representatives) of a breach or inaccuracy of any representation or warranty of Seller contained in this Agreement or the failure by Seller to perform or comply with any agreement or covenant herein required to be performed or complied with on or prior to the Closing Date; and

                              (g)  Assist Seller in complying with its
obligations under the Consolidated Omnibus Budget Reconciliation Act of 1985 that relate to continued insurance coverage to be made available to any of the employees of Seller on the Closing Date who are not employed by Buyer immediately after the Closing Date ("Terminated Employees"), including, without limitation, offering such Terminated Employees participation (at the expense of such Terminated Employees) in employee benefit plans maintained by Buyer, PROVIDED THAT Seller shall indemnify and hold Buyer harmless from any and all costs and expenses incurred in connection with such assistance.

                         6.4  ACCESS TO INFORMATION.  Seller shall afford
reasonable access during normal business hours and on reasonable prior notice prior to Closing to Buyer and to Buyer's counsel, accountants, engineers, and other representatives to all the System Assets, and Seller will provide Buyer and Buyer's counsel, accountants, engineers, and other representatives such information concerning the System Assets and the operation of the System in Seller's possession as Buyer may reasonably request to facilitate Buyer's due diligence review. Any and all information, disclosures, knowledge or facts regarding Seller and its operations and properties shall be confidential and shall not be divulged, disclosed or communicated to any other person, firm, corporation or entity except for Buyer's attorneys, accountants and lenders, and such lenders' attorneys (and all such persons shall be informed of, and shall acknowledge, the confidential nature of such information) for the purpose of consummating the transactions set forth in this Agreement.

                         6.5  NOTIFICATION.  Each party will promptly notify the
other in writing upon becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereby, or upon receiving any notice from any governmental department, court, agency or commission of its intention to institute an investigation into, or institute a suit or proceeding to restrain or enjoin the consummation of this Agreement or such transactions, or to nullify or render ineffective this Agreement or such transactions contemplated if consummated, or upon the occurrence of, or upon becoming aware of the impending or threatened occurrence of, any event which would cause or constitute a breach or would have caused a breach had such event occurred or been known to such party prior to the date hereof, of any of the respective representations and warranties contained in or referred to in this Agreement or in any Schedule hereto.

                         6.6  RIGHT TO CURE; PURCHASE PRICE ADJUSTMENT.  In the
event Buyer notifies Seller, pursuant to Section 6.3(f) hereof, of any breach or inaccuracy of a representation or warranty of Seller or any non-performance or non-compliance by Seller of any agreement or covenant required to be performed or complied with on or prior to the Closing and Buyer does not waive such breach, inaccuracy, non-performance or non-compliance, Seller shall have the right, but not the obligation, to (i) cure any breach, non performance or non-compliance or (ii) negotiate with Buyer, in good faith, a reduction in the Purchase Price.

                         6.7  CLOSING CONDITIONS.  Seller and Buyer will exert
their best efforts in good faith to cause the Closing conditions set forth in Sections 7 and 8 to be met on or before the Closing Date (including without limitation executing the Ancillary Agreements, as applicable, at the time and in the form contemplated by this Agreement).

        7. CONDITIONS OF BUYER'S OBLIGATIONS. The obligations of Buyer to purchase the System Assets and to proceed with the Closing are subject to the satisfaction at or prior to the Closing of each of the following conditions, any one or more of which may be waived in whole or in part by Buyer by giving written notice to Seller to that effect:

                         7.1  CONSENTS.

                              (a)  Seller shall, with the reasonable cooperation
of Buyer, have obtained all Required Consents and/or all consents or waivers necessary to effect valid assignment of all Authorizations on terms which are not less favorable than those held by Seller on the date hereof, or, in lieu of such consents or waivers, Buyer shall have been issued or shall have entered into such Authorizations necessary for the operation of the System by Buyer on terms and conditions which are not less favorable than those held by Seller on the date hereof and shall have provided Buyer with evidence reasonably satisfactory to it of such consents, waivers and/or issuances, as the case may be. A Required Consent or a consent or waiver shall be deemed to satisfy the condition contained in this Section 7.1(a) notwithstanding its containing a term or terms less favorable than those held by Seller on the date hereof, unless:

                         (i) Buyer believes the less favorable term or terms, in the aggregate, is or are reasonably likely to have a material adverse effect on (i) the business, financial condition, results of operation of Buyer or the System, taken as a whole; (ii) Buyer's ability to own or operate the System or CATV systems in Massachusetts generally; or (iii) Buyer's ability to perform its obligations under this Agreement; or that would require Buyer to make capital expenditures in excess of ongoing maintenance capital expenditures; and

                         (ii) Buyer reasonably believes, on the advice of its
                              counsel, that the less favorable term does not comply with, or is otherwise inconsistent with, any state or federal law, rule or regulation.

                          In connection with the obtaining of any Required
Consent, neither Buyer nor any of its affiliates shall be required to agree to, or provide any consents or waivers with respect to, any new or amended term or condition contained in any franchise, license, approval or agreement held by any affiliate of Buyer, or affecting cable television systems currently operated by any affiliate of Buyer in the State of Massachusetts.
                              (b)  Seller shall have obtained the Required
Consents, including consents and approvals of other persons or parties as may be required for the assignment of the Business Contracts, or Seller shall have provided, at its own expense, a substantially equivalent facility, product or service, reasonably acceptable to Buyer, as currently provided by any such Business Contract, or Seller shall provide Buyer the benefit of any such Business Contract by remaining a party thereto, PROVIDED, THAT, Buyer shall indemnify and hold Seller harmless for any and all costs and expenses incurred after the Closing in connection therewith to the extent Buyer would have incurred such costs and expenses had the applicable Business Contract been assigned to Buyer.
                              (c)  Notwithstanding anything to the contrary in
this Section 7.1, if Seller obtains any consents contemplated by Section 7.1(a) hereof subject to any conditions other than those contemplated by such Section 7.1(a), Seller shall be deemed to comply with Section 7.1(a) if Seller (i) performs or otherwise satisfies such conditions on or prior to the Closing Date, or (ii) agrees to perform or otherwise satisfy such conditions at its own expense (including, without limitation, by paying Buyer to perform such conditions) after the Closing Date and indemnifies and holds Buyer harmless from any direct loss, liability or expense incurred in connection therewith.

                         7.2  NO MATERIAL ADVERSE CHANGES.  Between the date of
this Agreement and the Closing Date, there shall have been no material adverse change to the business, financial condition or the results of operations of the System (taken as a whole) or to the System Assets (taken as a whole), nor shall Seller have suffered any damage (whether or not covered by insurance) by fire or other casualty to the System Assets which (i) materially and adversely affects the business, financial condition or results of operations of the System (taken as a whole) or the operation of the System Assets (taken as a whole) and
(ii) has not been substan-
tially repaired or replaced or provisions for repair or replacement made prior to the Closing Date.

                         7.3  REPRESENTATIONS AND COVENANTS.  The
representations and warranties of Seller set forth in this Agreement, the Ancillary Agreements or in any agreement, instrument, Schedule, Exhibit or other documents to be delivered by Seller pursuant hereto shall be true and correct when made and on and as of the Closing Date with the same effect as if made on and as of the Closing Date (except for (i) representations and warranties which speak as of a specified date which need to be true and correct only as of such specified date and (ii) any breaches or inaccuracies which, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect), PROVIDED, HOWEVER, any breach or inaccuracy which is due to a material adverse change resulting from factors generally applicable to the CATV industry in Massachusetts, as a whole, shall not be deemed a breach or inaccuracy for purposes of this Section 7.3; and Seller shall have performed and complied in all material respects with all material covenants and agreements required by this Agreement to be performed or complied with on or before the Closing Date.

                         7.4  LEGAL PROCEEDINGS.  No action, suit or proceeding
shall have been instituted against any of the parties to this Agreement before any court or governmental department, agency or commission which would restrain, prohibit or otherwise invalidate this Agreement or the consummation of the transactions contemplated hereby (other than an action or proceeding instituted or threatened by Buyer or any affiliate of Buyer).

                         7.5  DELIVERIES AT CLOSING.  Seller shall have
delivered to Buyer on or before the Closing all agreements, instruments and documents required to be delivered pursuant to Section 9 below.

                         7.6  HSR ACT WAITING PERIOD.  All waiting periods
applicable to this Agreement and transactions contemplated hereby under the HSR Act shall have expired or terminated without objection by the Federal Trade Commission ("FTC") or the United States Department of Justice ("USDOJ").

                         7.7  CASH FLOW.  Seller shall have provided evidence
reasonably satisfactory to Buyer that the product of (x) total running rate Cash Flow from the operation of the System for the most recent three completed full months prior to the Closing, multiplied by (y) four (the "Closing Date Cash Flow") is equal to at least Three Million Five Hundred Twenty Four Thousand Dollars ($3,524,000).

                         7.8  NUMBER OF SUBSCRIBERS.  Seller shall have provided
evidence reasonably satisfactory to Buyer that, as of the Closing Date, the System has at least 15,500 Basic Subscribers.

        8. CONDITIONS OF SELLER'S OBLIGATIONS. The obligations of Seller to be performed under this Agreement on the Closing Date are subject to the conditions hereinafter set forth, any one or more of which may be waived in whole or in part by Seller by giving written notice to Buyer to that effect:

                         8.1  CONSENTS.  Buyer shall have obtained all consents,
approvals, permits, licenses or authorization from any and all public authorities that Buyer is required under applicable law in connection with the consummation of the transactions contemplated hereby.

                         8.2  REPRESENTATIONS AND COVENANTS.  The
representations and warranties of Buyer set forth in this Agreement and the Ancillary Agreements the Marketing and Distribution Agreement, a form of which is attached hereto as Exhibit O (the "Marketing Agreement"), or in any agreement, instrument, Schedule, Exhibit or other document to be delivered by Buyer pursuant hereto and the representations and warranties of CSC set forth in the guaranty, a form of which is attached hereto as Exhibit L (the "Guaranty"), and the registration rights agreement, a form of which is attached hereto as Exhibit M (the "Registration Rights Agreement"), to be delivered by CSC on the Closing Date, as the case may be, shall be true and correct, when made and on as of the Closing Date with the same effect as if made on and as of the Closing Date (except for (i) representations and warranties which speak as of a specified date which need to be true and correct only as of such specified date and (ii) any breaches or inaccuracies which, individually or in the aggregate, will not materially impair the ability of Buyer or CSC, as the case may be, to perform its obligations under this Agreement); and Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with on or before the Closing Date.

                         8.3  LEGAL PROCEEDINGS.  No action, suit or proceeding
shall have been instituted against any of the parties to this Agreement before any court or governmental department, agency or commission which would restrain, prohibit, or otherwise invalidate this Agreement or the consummation of the transactions contemplated hereby (other than an action or proceeding instituted or threatened by Seller or an affiliate of Seller).

                         8.4  DELIVERIES AT CLOSING.  Buyer and CSC shall have
delivered to Seller on or before the Closing all agreements, instruments and documents required to be delivered pursuant to Section 10 below by Buyer or CSC, as the case may be.

                         8.5  HSR ACT WAITING PERIOD.  All waiting periods
applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or terminated without objection by the FTC or the USDOJ.
        9. SELLER'S DELIVERIES AT CLOSING. On or prior to the Closing, Seller shall deliver to Buyer or Buyer shall have otherwise obtained:

                         9.1  DEEDS, DOCUMENTS OF CONVEYANCE AND TRANSFER.

                         (a)  A bill of sale and assignment, substantially in
the form attached hereto as Exhibit F;

                         (b)  An assignment of lease with respect to each lease
of Real Property included in the System Assets, in form and substance reasonably satisfactory to counsel to Buyer;

                         (c)  An assignment of franchise with respect to each of
the franchises being assigned, in form and substance reasonably satisfactory to counsel to Buyer;

                         (d)  A bargain and sale deed or deeds with covenant
against grantor's acts for all Real Property listed on Schedule 4.4 and noted thereon as being owned by Seller, in form and substance reasonably satisfactory to counsel to Buyer;

                         (e)  An opinion of Cadwalader, Wickersham & Taft,
counsel for Seller, dated as of the Closing Date, substantially in the form attached hereto as Exhibit G;

                         (f)  An opinion of FCC counsel for Seller, dated as of
the Closing Date, substantially in the form attached hereto as Exhibit H;

                         (g)  Non-compete agreements, dated as of the Closing
Date, substantially in the form attached hereto as Exhibit I (the "Non-Compete Agreements") duly executed by Seller and its general partner; and
                         (h)  Such other documents and instruments as Buyer may
reasonably request to convey the System Assets to Buyer and to consummate the transactions contemplated hereby.

                         9.2  POWER OF ATTORNEY.  A power of attorney from
Seller to Buyer authorizing the endorsement of any payments by check made with respect to Accounts Receivable, subject to the provisions of Section 2.3(c) hereof.

                         9.3. ANCILLARY AGREEMENTS.  Indemnification Escrow
Agreement and Non-Compete Agreements duly executed by the Seller and its general partner, as the case may be.

        10. BUYER'S AND CSC'S DELIVERIES AT CLOSING. At the Closing, Buyer and CSC, as the case may be, shall deliver to Seller:

                         10.1 ANCILLARY AGREEMENTS.  The Buyer shall deliver the
Indemnification Escrow Agreement and Marketing Agreement duly executed by Buyer.

                         10.2 GUARANTY.  CSC shall deliver the Guaranty duly
executed by CSC.

                         10.3 REGISTRATION RIGHTS AGREEMENT.  CSC shall deliver
the Registration Rights Agreement and the Marketing Agreement in substantially the form of Exhibit P hereto, each duly executed by CSC.

                         10.4 OPINION OF COUNSEL.  Buyer shall deliver an
opinion of Buyer's counsel, dated as of the Closing Date, substantially in the form attached hereto as Exhibit J.

                         10.5 OTHER DOCUMENTS.  Buyer shall deliver such other
documents and instruments as Seller may reasonably request to consummate the transactions contemplated hereby.

                         10.6 ASSUMPTION OF ASSUMED LIABILITIES; OTHER
DOCUMENTS.

                              (a)  One or more instruments evidencing Buyer's
assumption of the Assumed Liabilities in form and substance reasonably satisfactory to counsel to Seller; and

                              (b)  all other documents, records, data and
information required to be delivered by Buyer pursuant to the terms of this Agreement.

                         10.7 PAYMENT.  The Purchase Price and the Accounts
Receivable Price as set forth in Section 2.3.

        11. BROKERAGE FEES. Except for Waller Capital Corporation (whose fees and expenses will be paid by Seller), each party represents and warrants to the other that it has not entered into any agreement with any person, firm or corporation, or become indirectly a party to any such agreement, nor has it taken any action nor is it aware of any facts which would result in the assertion of any liability or claim for the payment of any commission, brokerage or finder's fee in connection with the execution of this Agreement or the consummation of the transactions contemplated herein.

        12.              INDEMNIFICATION BY SELLER AND BUYER.

                         12.1 SELLER'S INDEMNIFICATION LIABILITY.  Subject to
the provisions of Sections 12.5, 12.6 and 15 hereof, and regardless of any investigation made at any time by or on behalf of Buyer, Seller agrees, from and after the Closing, to indemnify, defend and hold Buyer harmless from and against and in respect of all loss, damage or liability (including reasonable legal fees and expenses) resulting from:

                              (a)  any and all debts, liabilities or obligations
(including without limitation, any liabilities in respect of any copyright or licensing fees, and any lawsuit or other legal proceedings) of Seller, and any and all claims and demands made in respect thereof relating in any way to, or arising from the ownership, operation or control of the System or any System Assets at or prior to Closing or arising from Seller's failure to file a Notice of Bulk Transfer pursuant to the Uniform Commercial Code (except for the Assumed Liabilities and except to the extent expressly assumed in writing by Buyer under any Authorization or CATV Instrument) (collectively, "Pre-Closing Liabilities");

                              (b)  any breach or inaccuracy of any
representation or warranty, or any nonfulfillment of any agreement or covenant on the part of Seller under this Agreement, or from any misrepresentation in or omission from any Exhibit, Schedule, Certificate or other instrument furnished or to be furnished to Buyer hereunder (for purposes of this subsection (b), all representations and warranties shall be deemed to have been made as of the date of this Agreement and as of the Closing Date, except for representations and warranties that were expressly made as of a specific date, which need to be true and correct only as of such specific date);

                              (c)  any Taxes referred to in Section 4.22 (a "Tax
Liability"); or

                              (d)  any lawsuit, obligation or other liability
arising out of any dispute between or among any or all of the partners or former partners of Seller (a "Partner Dispute").

                              Notwithstanding anything set forth in this
Section 12.1, Buyer shall not be entitled to any indemnity hereunder with respect to (i) the number of Basic Subscribers on and as of the close of business on the Closing Date, as to which the sole remedy of Buyer shall be the Purchase Price Adjustment as set forth in Sections 2.4(a) and (b) hereof, (ii) the amount of insurance proceeds received by Buyer with respect to any loss, damage or liability (or such proceeds received by a third party to the extent that they reduce Buyer's loss, damage or liability) or (iii) any breach of Seller's representations and warranties for which a reduction was made to the Purchase Price pursuant to Section 6.6 hereof.

                              For purposes of this Section 12 and for purposes
of determining whether Buyer is entitled to indemnification from Seller pursuant to Section 12.1(b), any breaches of or inaccuracies in any representations and warranties of Seller shall be determined without regard to any materiality qualifications set forth in such representations or warranties, and all references to the terms "material", "materially", "materiality", "Material Adverse Effect" or any similar terms shall be ignored for purposes of determining whether such representation or warranty was true and correct when made.

                         12.2 BUYER'S INDEMNIFICATION LIABILITY.  Subject to the
provisions of Sections 12.5 and 15 hereof, Buyer agrees, from and after the Closing, to indemnify, defend and hold Seller (and its partners, agents and employees) harmless from and against and in respect of any loss, damage or liability (including reasonable legal fees and expenses) resulting from:
                              (a)  any breach or inaccuracy of any
representation or warranty, or any nonfulfillment of any agreement or covenant on the part of Buyer under this Agreement, or from any misrepresentation in or omission from any Exhibit, Schedule, Certificate or other instrument furnished or to be furnished to Seller hereunder; and

                              (b)  any of the Assumed Liabilities.

                              For purposes of this Section 12 and for purposes
of determining whether Seller is entitled to indemnification from Buyer pursuant to Section 12.2(a), any breaches of or inaccuracies in any representations and warranties of Buyer shall be determined without regard to any materiality qualifications set forth in such representations or warranties, and all references to the terms "material", "materially", "materiality" or any similar terms shall be ignored for purposes of determining whether such representations or warranty was true and correct when made.

                         12.3 PROCEDURES.  In the event that any claim shall be
asserted against a party entitled to indemnification hereunder (the "Indemnitee") the Indemnitee shall promptly notify the other party (the "Indemnitor") of such claim, and shall extend to the Indemnitor an opportunity to defend against such claim, at the Indemnitor's sole expense. Within 15 days of receiving any such notice from the Indemnitee, the Indemnitor must notify the Indemnitee as to whether or not the Indemnitor elects to assume the defense of any such claim. In the event Indemnitor does not so elect to assume such defense, any costs incurred by the Indemnitee in defending such claim shall be indemnified pursuant to and in accordance with this Section 12. In the event Indemnitor does elect to assume such defense, the Indemnitee shall, at its option and expense, have the right to participate in any defense undertaken by the Indemnitor with legal counsel of its own selection, provided that such counsel is reasonably acceptable to the

Indemnitor. No settlement or compromise of any claim which may result in an indemnification liability may be made by the Indemnitor without the prior written consent of the Indemnitee, which consent may not be unreasonably withheld, unless prior to such settlement or compromise the Indemnitor acknowledges in writing its obligation to pay in full the amount of the settlement or compromise and all associated expenses.

                         12.4 PAYMENT OF INDEMNIFICATION LIABILITIES.  The
Indemnitor shall promptly pay the Indemnitee any amounts owed hereunder. All amounts to be paid by an Indemnitor under this Section 12 shall include the Indemnitee's actual costs and attorneys' fees, including, without limitation, fees on appeal, that are incurred against or in determining responsibility for a claim whether or not any suit or action has been instituted (it being understood that such costs and fees shall be counted toward and subject to any applicable deductible or limitation of liability under this Section 12). In the event that Seller is the Indemnitor, Buyer shall offset amounts against the principal amount payable under the Indemnification Note. In the event that Buyer is the Indemnitor, Buyer shall pay the indemnification liabilities to Seller in immediately available funds. Any amounts not paid by Buyer when due under this
Section 12.4 shall bear interest from the due date thereof until the date paid at a rate equal to the lesser of the Prime Rate plus three percent per annum or the highest legal rate permitted by applicable law. For purpose of this Section 12.4, an indemnification liability becomes due on the earlier of (i) the entry of a final order, judgment or decree of a court of competent jurisdiction with respect to the related claim, (ii) the date of the effectiveness of the settlement or compromise of such claim or (iii) the date upon which Buyer and Seller agree in writing with respect to the amount of such indemnification liability.

                         12.5 EXCLUSIVE REMEDY.  Seller and Buyer covenant and
agree that, if the Closing occurs, the remedies of offset against the Indemnification Note provided pursuant to the Indemnification Escrow Agreement and this Section 12 shall be the exclusive remedies to which Buyer is entitled for any breach of any representation, warranty, covenant or other term or provision of this Agreement or any Exhibit, Certificate, Agreement, Schedule or other doc-ument or instrument delivered in connection herewith or with the consummation of the transactions contemplated hereby except as provided in the Non-Compete Agreements and except for (i) in the case of a breach by Seller, any and all claims relating to Pre-Closing Liabilities, Taxes or Partners' Disputes, and
(ii) in either case, any fraudulent or intentional misrepresentations of Buyer or Seller, as the case may be, contained herein or therein, as to which, in the case of both (i) and (ii), the time and dollar limitations set forth in this
Section 12 and in Section 15 shall expressly not apply and Seller and Buyer, respectively, shall retain all of their rights and remedies at law and in equity.

                         12.6 LIMITATIONS ON SELLER'S INDEMNITY OBLIGATION.
Buyer acknowledges and agrees that the maximum liability of Seller after the Closing under this Section 12 is the amounts due and payable under the Indemnification Note except for (i) any and all claims relating to Pre-Closing Liabilities, Taxes or Partners' Disputes and (ii) fraudulent or intentional misrepresentations of Seller contained herein, as to which, in the case of both (i) and (ii), the time and dollar limitations set forth in this
Section 12 and Section 15 shall expressly not apply and Buyer shall retain all of its rights and remedies at law and in equity. Buyer further agrees that, except for (i) any and all claims relating to Pre-Closing Liabilities, Taxes or Partners' Disputes and (ii) fraudulent or intentional misrepresentations of Seller contained herein, Buyer shall not be entitled to indemnity under this
Section 12 unless and until the total amount claimed as indemnity equals or exceeds $44,500 (the "Deductible"), and only to the extent greater than the Deductible.

                         12.7 NON-RECOURSE TO SELLER'S PARTNERS.  The Buyer
hereby acknowledges that the Seller is a limited partnership and agrees that, for the payment or performance of any of Seller's obligations hereunder and under all other Schedules, Exhibits, Agreements, Certificates and other documents and instruments delivered in connection herewith or with the consummation of the transactions contemplated hereby, or damages for the failure of performance thereof, except for (i) any and all claims relating to Pre-Closing Liabilities, Taxes or Partners' Disputes and (ii) fraudulent or intentional misrepresentations of Seller contained herein or therein, as to which, in the case of both (i) and (ii), the time and dollar limitations set forth in this Section 12 and in Section 15 shall expressly not apply and Buyer shall retain all of its rights and remedies at law and in equity, notwithstanding anything to the contrary in this Agreement or under applicable law; Buyer shall have recourse only against the Indemnification Note; and Buyer shall have no recourse whatsoever to the assets or person of any of the partners in Seller, corporate or individual, general or limited, past, present or future, and no such partner of Seller shall be liable for any such payment or performance or for damages in respect of the failure thereof, all of which recourse to the assets or person of any such partner is hereby waived and released by Buyer.

        13. PRESERVATION OF RECORDS. Buyer covenants that it will preserve and make available (including the right to inspect and copy) to Seller, its attorneys and accountants, for a reasonable period of time from and after the Closing Date (and in no case for a period less than seven years) and during normal business hours, such of the books, records, files, correspondence, memoranda and other documents transferred pursuant to this Agreement as Seller may reasonably require in connection with any legitimate purpose, including, but not limited to, the defense or prosecution of any claims (whether brought by or against Buyer or otherwise), the preparation of tax reports and returns and audits thereof and the preparation of financial statements and, further, that Buyer will preserve and make available to Seller during normal business hours such books, records and other items as Seller may request for the purpose of preparing an Objection Notice as contemplated by Section 2.4(b) hereof.

        14. NON-ASSIGNABLE CONTRACTS. Nothing contained in this Agreement shall be construed as an assignment or an attempted assignment of any contract which is in law non-assignable without the consent of the other party or parties thereto, unless such consent shall be given.

        15. SURVIVAL OF OBLIGATIONS. All representations, warranties, indemnities and other agreements made by Seller and Buyer in this Agreement, or pursuant hereto, shall survive the Closing for a period commencing on the Closing Date and ending at midnight on the date of the fifteen month anniversary of the Closing Date, regardless of any investigation at any time made by or on behalf of Buyer or Seller, and shall not be deemed merged in any document or instrument executed or delivered at the Closing, PROVIDED, HOWEVER, that Buyer has complied with its obligations pursuant to Section 6.3(f) hereof. Notwithstanding the previous sentence, the agreements contained in Sections 2.2, 6.3(g), 6.4, Section 12 (except to the extent that the survival of the representations and warranties is limited to 15 months pursuant to the previous sentence), 13, 15, 17.2, 17.8, and 17.14 shall survive the Closing indefinitely.

        16. TERMINATION. This Agreement may be terminated as follows:

                         (a)  This Agreement may be terminated at any time prior
to the Closing Date by mutual written agreement between Buyer and Seller;

                         (b)  If the Closing shall not have occurred on or prior
to July 15, 1994, either Buyer or Seller shall have the right to terminate this Agreement by giving written notice of termination to the other party; PROVIDED, HOWEVER, that if the Closing has not occurred by July 15, 1994, because the approval of the appropriate public regulatory agency has not been obtained or has not yet become final and non-appealable, or for any reason related to or arising out of obtaining the approval of the appropriate public regulatory agency, neither party shall have the right to terminate this Agreement pursuant to this Section; PROVIDED, FURTHER, HOWEVER, that a party may not terminate this Agreement pursuant to this Section 16(b) if such party is in material breach of its obligations under this Agreement;

                         [Paragraph (c) intentionally omitted.

                         (d)  This Agreement may be terminated by Buyer, at its
sole option, by giving written notification to Seller of such termination, if either (i) Buyer has terminated the Asset Purchase Agreement, dated as of October 26, 1993, between Monmouth Cablevision Associates and Buyer pursuant to
Section 16(d) thereof, or (ii) Buyer has not received, at or prior to 2 p.m. on Monday, November 15, 1993, a written notification signed by each of the general partners of the Seller to the effect that such general partners have received all the consents required under Seller's Partnership Agreement (as in effect on the date hereof), in connection with the transactions contemplated by this Agreement.

                         Upon termination of this Agreement pursuant to this
Section 16, all filings, applications and other submissions relating to the transactions contemplated hereby shall, to the extent practical, be withdrawn from the agency or other person to which made.

        17.              MISCELLANEOUS.

                         17.1 LIABILITY OF BUYER.  Seller and Buyer acknowledge
and agree that the sole liability of Buyer for its failure to consummate the transactions contemplated hereby after satisfaction of the conditions set forth in Section 7 hereof shall be as set forth in the Escrow Agreement.

                         17.2 INDULGENCES, ETC.  Neither the failure nor any
delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement (a "Right") shall operate as a waiver thereof, nor shall any single or partial exercise of any Right preclude any other or further exercise of the same or of any other Right, nor shall any waiver of any Right with respect to any occurrence be construed as a waiver of such Right with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

                         17.3 CONTROLLING LAW.  This agreement shall be governed
by and construed in accordance with the laws of the State of New York, without regard to principles of conflict-of-laws.

                         17.4 NOTICES.  All notices, requests, demands and other
communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when delivered personally, by courier service such as Federal Express, or by other messenger, when deposited in the United States mails, registered or certified mail, postage prepaid, return receipt requested or transmitted by facsimile (followed promptly by a copy deposited in the United States mails), in each case, addressed as set forth below or to such other address or other person as any party may designate by written notice to the other parties hereto:

        (i)              If to Seller:

                                   Framingham Cablevision Associates, Limited
                                   Partnership
                                   c/o Framingham Cablevision Inc.
                                   1253 Worcester Road
                                   Framingham, Massachusetts  01701

                         with a copy, given in the manner prescribed above, to:

                                   Jonathan M. Wainwright, Esq.
                                   Cadwalader, Wickersham & Taft
                                   100 Maiden Lane
                                   New York, New York  10038
                                   Telecopy:  (212) 504-6666
         (ii)             If to Buyer:

                                   Cablevision Systems Corporation
                                   One Media Crossways
                                   Woodbury, New York  11797
                                   ATTENTION:  General Counsel

                         with a copy, given in the manner prescribed above, to:

                                   George H. White, Esq.
                                   Sullivan & Cromwell
                                   125 Broad Street
                                   New York, New York 10004
                                   Telecopy:  (212) 558-3588

                         17.5 EXHIBITS AND SCHEDULES.  All Exhibits and
Schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

                         17.6 BINDING NATURE OF AGREEMENT; NO ASSIGNMENT.  This
Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and

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

permitted assigns. No party may assign or transfer its rights or obligations under this Agreement without the prior written consent of the other party hereto; PROVIDED, HOWEVER, that Buyer may assign the Agreement to CSC or to a direct or indirect wholly-owned subsidiary of CSC prior to the filing of a petition or application with the appropriate public authorities to approve or transfer any of the Authorizations.

                         17.7 EXECUTION IN COUNTERPARTS.  This Agreement may be
executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

                         17.8 SEVERABILITY.  If any provision of this Agreement
or the Ancillary Agreements is held illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect any other provision hereof. Such provision and the remainder of this Agreement or the Ancillary Agreements shall, in such circumstances, be deemed modified to the extent necessary to render enforceable the remaining provisions hereof, so long as such modification does not affect the original intent of the parties hereto.

                         17.9 ENTIRE AGREEMENT.  This Agreement, the Ancillary
Agreements, including the Schedules and Exhibits hereto, the Master Agreement executed by Buyer and Seller as of the date hereof and other instruments and documents referred to herein or delivered pursuant hereto, represent the entire understanding among the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written (including, without limitation, any documents or information given to Buyer), except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the

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

trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing signed by each of the parties hereto.

                         17.10     SECTION HEADINGS.  The section headings in
this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.
                         17.11     NO THIRD PARTY RIGHTS.  Nothing in this
Agreement, express or implied, shall be construed to confer upon any person, other than the parties hereto, their successors and permitted assigns, any legal or equitable rights, remedies, claims, obligations or liabilities under or by reason of this Agreement.

                         17.12     EXPENSES.  Except as otherwise expressly
provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated hereunder, including all legal and accounting fees and disbursements, and costs of obtaining all necessary consents.

                         17.13     FURTHER ASSURANCES.  The parties hereto will
use their reasonable efforts to comply with all legal requirements imposed on them with respect to the transactions contemplated by this Agreement. Each party agrees to execute and deliver any and all further agreements, documents or instruments reasonably necessary to effectuate this Agreement and the transactions referred to herein, contemplated hereby or reasonably requested by the other party to perfect or evidence its rights hereunder. Each of Seller and Buyer will use its best efforts to effect an early transfer of the System Assets contemplated by this Agreement and to complete the transactions contemplated by this Agreement as promptly as practicable and will promptly notify the other party of any information delivered to or obtained by such party concerning an event that would prevent the consummation of the transactions contemplated by this Agreement.

                         17.14     CONFIDENTIAL INFORMATION.  In the event this
Agreement is terminated for any reason, Buyer shall keep and shall take reasonable steps to cause its attorney's, accountants, lenders and lender's attorney's to keep confidential any and all information obtained from Seller in connection with this Agreement and the transactions contemplated hereby, will

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

not utilize such information for any purpose, and will promptly return to Seller all documents, work papers and other written materials (and all documents reflecting or incorporating such information) obtained by it in connection with this Agreement or the transactions contemplated hereby.

                         17.15     BULK TRANSFER.  Buyer acknowledges that
Seller has not and will not file any Notice of Bulk Transfer pursuant to the Uniform Commercial Code, and Buyer hereby waives any and all rights it might have under those provisions.

                         17.16     PUBLIC ANNOUNCEMENTS.  The parties hereto
agree to cooperate in the making of any public announcements relating to the execution of this Agreement.
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

        IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                                   CABLEVISION MFR, INC.



                                   By:  /s/
                                           Authorized Officer

                                   FRAMINGHAM CABLEVISION ASSOCIATES, LIMITED
                                   PARTNERSHIP

                                   By:  Framingham Cablevision, Inc.
                                         General Partner


                                        By:  /s/
                                                 Authorized Officer

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